UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

MicroStrategy Incorporated

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 8, 2011

Dear MicroStrategy Stockholder:

You are cordially invited to our Annual Meeting of Stockholders on Monday, May 9, 2011, beginning at 10:00 a.m., local time, at MicroStrategy’s offices, 1850 Towers Crescent Plaza, Vienna, Virginia 22182. The enclosed notice of annual meeting sets forth the proposals that will be presented at the meeting, which are described in more detail in the enclosed proxy statement. The Board of Directors recommends that you vote “FOR” Proposals 1, 2 and 4 and for “3 YEARS” with respect to Proposal 3, as set forth in this proxy statement.

We look forward to seeing you there.

Very truly yours,

Michael J. Saylor

Chairman of the Board, President and

Chief Executive Officer

1850 Towers Crescent Plaza

Vienna, Virginia 22182

Notice of Annual Meeting of Stockholders

to be held on Monday, May 9, 2011

The Annual Meeting of Stockholders (the “Annual Meeting”) of MicroStrategy Incorporated, a Delaware corporation (the “Company”), will be held at MicroStrategy’s offices, 1850 Towers Crescent Plaza, Vienna, Virginia 22182, on Monday, May 9, 2011, at 10:00 a.m., local time, to consider and act upon the following matters:

1.	To elect eight (8) directors for the next year;

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement;

3.	To approve, on an advisory basis, holding future executive compensation advisory votes every three years, every two years, or every year;

4.	To ratify the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on March 10, 2011 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

Sanju K. Bansal

Vice Chairman, Executive Vice President,

Chief Operating Officer and Secretary

Vienna, Virginia

April 8, 2011

A STOCKHOLDER MAY OBTAIN ADMISSION TO THE MEETING BY IDENTIFYING HIMSELF OR HERSELF AT THE MEETING AS A STOCKHOLDER AS OF THE RECORD DATE. FOR A RECORD OWNER, POSSESSION OF A COPY OF A PROXY CARD WILL BE ADEQUATE IDENTIFICATION. FOR A BENEFICIAL (BUT NOT OF RECORD) OWNER, A COPY OF A BROKER’S STATEMENT SHOWING SHARES HELD FOR HIS OR HER BENEFIT ON MARCH 10, 2011 WILL BE ADEQUATE IDENTIFICATION.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO HELP ENSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

MICROSTRATEGY INCORPORATED

1850 Towers Crescent Plaza

Vienna, Virginia 22182

Proxy Statement for the Annual Meeting of Stockholders

to be held on Monday, May 9, 2011

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of MicroStrategy Incorporated (the “Company,” “MicroStrategy,” “we” or “us”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Monday, May 9, 2011, at MicroStrategy’s offices, 1850 Towers Crescent Plaza, Vienna, Virginia 22182 at 10:00 a.m., local time, and at any adjournment thereof. For directions to the location of the Annual Meeting, please call (703) 848-8600 between the hours of 8:00 a.m. and 5:30 p.m. local time on normal business days, and press “0” after hearing the voice prompt. All executed proxies will be voted in accordance with the stockholders’ instructions on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders, and if no choice is specified, executed proxies will be voted in accordance with the Board of Directors’ recommendations on such matters as set forth in this proxy statement. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.

On March 10, 2011, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 7,990,130 shares of our class A common stock, par value $0.001 per share, and an aggregate of 2,694,362 shares of our class B common stock, par value $0.001 per share (the class A common stock and the class B common stock are collectively referred to as the “Common Stock”). Each share of class A common stock entitles the record holder thereof to one vote on each of the matters to be voted on at the Annual Meeting and each share of class B common stock entitles the record holder thereof to ten votes on each of the matters to be voted on at the Annual Meeting.

Our Annual Report to Stockholders for 2010 is being mailed to stockholders, along with these proxy materials, on or about April 19, 2011. Our Annual Report to Stockholders includes our Annual Report on Form 10-K for 2010 as filed with the Securities and Exchange Commission (the “SEC”), except for any exhibits thereto. We will provide such exhibits to any stockholder upon written request. Please address requests to MicroStrategy Incorporated, Attention: Secretary, 1850 Towers Crescent Plaza, Vienna, Virginia 22182.

Votes Required

The holders of shares of Common Stock representing a majority of the votes entitled to be cast at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

The affirmative vote of the holders of a plurality of the votes cast by the holders of Common Stock voting on the matter is required for the election of directors (Proposal 1). The affirmative vote of the holders of a majority of the votes cast by the holders of Common Stock voting on the matter is required for the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement (Proposal 2). The affirmative vote of the holders of a majority of the votes cast by the holders of Common Stock voting on the matter is required for the approval, on an advisory basis, of one of the three frequency options (every three years, every two years, and every year) for holding future executive compensation advisory votes (Proposal 3). If none of the three frequency options receives the vote of the holders of a majority of the votes cast by the holders of Common Stock voting on the matter, we will consider the frequency option receiving the highest number of votes cast to be the frequency option that is preferred by our stockholders. The affirmative vote of a majority of the votes cast by the holders of Common Stock voting on the matter is required for the ratification of the selection of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal 4).

Shares which abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on the proposals referenced above.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 9, 2011

The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2010 are available on our website at http://ir.microstrategy.com/financials.cfm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our Common Stock as of February 28, 2011, unless otherwise indicated, by:

•	each person who is known by us to beneficially own more than 5% of any class of our Common Stock,

•	each director or nominee for director,

•	each of the executive officers named in the Summary Compensation Table set forth under the caption “Executive and Director Compensation” below, and

•	all directors and executive officers as a group.

Beneficial Owner (1)	Number of Shares Beneficially Owned (2)(3)	Percentage of Shares of Class A Common Stock Outstanding (3)(4)
Michael J. Saylor (5)	2,751,846	25.6
Sanju K. Bansal (6)	346,462	4.2
Jonathan F. Klein (7)	50,000	*
Douglas K. Thede	—	—
Jeffrey A. Bedell (8)	84,806	1.1
Matthew W. Calkins	—	—
Robert H. Epstein (9)	200	*
David W. LaRue	—	—
Jarrod M. Patten	—	—
Carl J. Rickertsen (10)	3,000	*
Thomas P. Spahr (11)	16,400	*
Entities affiliated with Artisan Partners Holdings LP (12)	882,495	10.7
BlackRock, Inc. (13)	669,811	8.2
The Vanguard Group, Inc. (14)	443,999	5.4
Sterling Capital Management LLC (15)	442,872	5.4
All directors and executive officers as a group (11 persons) (16)	3,252,714	29.0

*	Less than 1%.

(1)	Each beneficial owner named in the table above (except as otherwise indicated in the footnotes below) has an address in care of MicroStrategy Incorporated, 1850 Towers Crescent Plaza, Vienna, Virginia 22182.

(2)	The shares listed in this table include shares of class A common stock and class B common stock, as set forth in the footnotes below. Shares of class B common stock are convertible into the same number of shares of class A common stock at any time at the option of the holder.

(3)	The inclusion of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. In accordance with the rules of the SEC, each stockholder is deemed to beneficially own any shares subject to stock options that are exercisable on or within 60 days after February 28, 2011. Any reference below to shares subject to outstanding stock options held by the person in question refers only to stock options exercisable within such 60 day period.

(4)	With respect to our directors and officers, percentages in the table and these footnotes have been calculated based on 7,983,520 shares of class A common stock and 2,694,362 shares of class B common stock outstanding as of February 28, 2011. In addition, for the purpose of calculating each director or officer’s percentage of shares outstanding, any shares of class A common stock subject to outstanding stock options held by such person which are exercisable on or within 60 days after February 28, 2011 and any shares of class B common stock held by such person are deemed to be outstanding shares of class A common stock.

(5)	Mr. Saylor’s holdings of Common Stock consist of 2,358,700 shares of class B common stock (or approximately 87.5% of the class B common stock outstanding) owned by Alcantara LLC, which is wholly owned by Mr. Saylor, and options exercisable on or within 60 days after February 28, 2011 to purchase 393,146 shares of class A common stock.

(6)	Mr. Bansal’s holdings of Common Stock consist of 280,000 shares of class B common stock owned by Shangri-La LLC, which is wholly owned by Mr. Bansal, 40,662 shares of class B common stock held by Mr. Bansal directly (collectively constituting approximately 11.9% of the class B common stock outstanding), 5,800 shares of class A common stock owned by a foundation for which Mr. Bansal acts as the sole trustee and options exercisable by Mr. Bansal on or within 60 days after February 28, 2011 to purchase 20,000 shares of class A common stock.

(7)	Mr. Klein’s holdings of Common Stock consist of options exercisable on or within 60 days after February 28, 2011 to purchase 50,000 shares of class A common stock.

(8)	Mr. Bedell’s holdings of Common Stock consist of 8,196 shares of class A common stock and options exercisable on or within 60 days after February 28, 2011 to purchase 76,610 shares of class A common stock.

(9)	Mr. Epstein’s holdings of Common Stock consist of 200 shares of class A common stock.

(10)	Mr. Rickertsen’s holdings of Common Stock consist of 3,000 shares of class A common stock.

(11)	Mr. Spahr’s holdings of Common Stock consist of 15,000 shares of class B common stock held in his own name (approximately 0.6% of the class B common stock outstanding) and 1,400 shares of class A common stock owned by a foundation for which Mr. Spahr acts as the president and a director.

(12)	Beneficial ownership (and other information in this footnote) is as of December 31, 2010, based on a Schedule 13G filed on February 11, 2011 with the SEC by Artisan Partners Holdings LP (“Artisan Holdings”), Artisan Investment Corporation, the general partner of Artisan Holdings (“Artisan Corp.”), Artisan Partners Limited Partnership (“Artisan Partners”), Artisan Investments GP LLC, the general partner of Artisan Partners (“Artisan Investments”), ZFIC, Inc., the sole stockholder of Artisan Corp. (“ZFIC”), Andrew A. Ziegler, Carlene M. Ziegler, and Artisan Funds, Inc. (“Artisan Funds”). Artisan Holdings, Artisan Corp., Artisan Partners, Artisan Investments, ZFIC, Andrew A. Ziegler, and Carlene M. Ziegler beneficially own 882,495 shares of class A common stock, for which each of the foregoing entities and persons shares voting power with respect to 845,671 shares and dispositive power with respect to 882,495 shares. The shares held by Artisan Partners include 580,771 shares held on behalf of Artisan Funds. The address of Artisan Holdings and affiliated entities is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

(13)

Beneficial ownership (and other information in this footnote) is as of December 31, 2010, based on a Schedule 13G/A filed on February 7, 2011 with the SEC by BlackRock, Inc. BlackRock beneficially owns 669,811 shares of class A common stock, for which it has sole voting power and sole dispositive power. The address of BlackRock is 40 East 52nd Street, New York, NY 10022.

(14)	Beneficial ownership (and other information in this footnote) is as of December 31, 2010, based on a Schedule 13G filed on February 10, 2011 with the SEC by The Vanguard Group, Inc. The Vanguard Group beneficially owns 443,999 shares of class A common stock, for which it has sole voting power with respect to 12,382 shares, sole dispositive power with respect to 431,617 shares, and shared dispositive power with respect to 12,832 shares. The Vanguard Fiduciary Trust Company (“VFTC”), a wholly owned subsidiary of The Vanguard Group, beneficially owns 12,382 shares. VFTC directs the voting of these shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(15)	Beneficial ownership (and other information in this footnote) is as of December 31, 2010, based on a Schedule 13G filed on January 31, 2011 with the SEC by Sterling Capital Management LLC. Sterling Capital Management beneficially owns 442,872 shares of class A common stock, for which it has sole voting power and sole dispositive power. The address of Sterling Capital Management is 4064 Colony Road, Suite 300, Charlotte, NC 28211.

(16)	Shares of Common Stock held by the directors and executive officers as a group consist of 18,596 shares of class A common stock, options to purchase 539,756 shares of class A common stock that are exercisable on or within 60 days after March 10, 2011 and 2,694,362 shares of class B common stock (100.0% of the class B common stock outstanding), which shares are convertible into the same number of shares of class A common stock at any time at the option of the holder.

EXECUTIVE OFFICERS OF THE COMPANY

Our executive officers and their ages and positions as of April 8, 2011 are as follows:

Name	Age	Title
Michael J. Saylor	46	Chairman of the Board of Directors, President and Chief Executive Officer
Sanju K. Bansal	45	Vice Chairman, Executive Vice President and Chief Operating Officer
Jonathan F. Klein	44	Executive Vice President, Law & General Counsel
Douglas K. Thede	42	Executive Vice President, Finance & Chief Financial Officer
Donald W. Hunt	55	Executive Vice President, Worldwide Sales & Operations
Jeffrey A. Bedell	42	Executive Vice President, Technology & Chief Technology Officer

Set forth below is certain information regarding the professional experience of each of the above-named persons.

Michael J. Saylor has served as chief executive officer and chairman of the Board of Directors since founding MicroStrategy in November 1989, and as president from November 1989 to November 2000 and since January 2005. Prior to that, Mr. Saylor was employed by E.I. du Pont de Nemours & Company as a venture manager from 1988 to 1989 and by Federal Group, Inc. as a consultant from 1987 to 1988. Mr. Saylor received an S.B. in Aeronautics and Astronautics and an S.B. in Science, Technology and Society from the Massachusetts Institute of Technology.

Sanju K. Bansal has served as executive vice president and chief operating officer since 1993 and was previously vice president, consulting since joining MicroStrategy in 1990. Mr. Bansal has also served as secretary since August 1997. He has been a member of the Board of Directors of MicroStrategy since September 1997 and has served as vice chairman of the Board of Directors since November 2000. Prior to joining MicroStrategy, Mr. Bansal was a consultant at Booz Allen & Hamilton, a worldwide technical and management consulting firm, from 1987 to 1990. Mr. Bansal serves as a member of the board of directors of The Advisory Board Company, a research services company listed on the Nasdaq Global Select Market. He received an S.B. in Electrical Engineering from the Massachusetts Institute of Technology and an M.S. in Computer Science from The Johns Hopkins University.

Jonathan F. Klein has served as executive vice president, law & general counsel since December 2007, as vice president, law and general counsel from November 1998 to December 2007, and as corporate counsel from June 1997 to November 1998. From September 1993 to June 1997, Mr. Klein was an appellate litigator with the United States Department of Justice. Mr. Klein received a B.A. in Economics from Amherst College and a J.D. from Harvard Law School.

Douglas K. Thede has served as executive vice president, finance & chief financial officer and treasurer since September 2009, as interim chief financial officer from March 2009 to September 2009, as vice president, worldwide tax & treasurer from November 2008 to September 2009, as acting vice president, worldwide controller from March 2009 to June 2009 and as vice president, worldwide tax planning & compliance from the time he joined MicroStrategy in June 2008 to March 2009. Prior to joining MicroStrategy, Mr. Thede served as senior director, tax of Convergys Corporation, an S&P 500 company that provides relationship management solutions, from March 2005 to May 2008, and as senior tax manager at PricewaterhouseCoopers LLP from August 2003 to March 2005. Mr. Thede also served a total of twelve years with Cincinnati Bell Inc., Ernst & Young LLP and KPMG Peat Marwick from 1991 to 2003. Mr. Thede is a certified public accountant and received a B.S. in Business from Miami University.

Donald W. Hunt has served as executive vice president, worldwide sales & operations since April 2011. Prior to joining MicroStrategy, Mr. Hunt served as executive vice president, strategic accounts of Nuance Corporation, a leading provider of speech and imaging solutions, from October 2006 to November 2010, and as senior vice president, worldwide sales at Macromedia, Inc., a software and digital media company that was acquired by Adobe Systems Incorporated in December 2005, from September 2004 to July 2006. Mr. Hunt also served a total of twenty two years with MatrixOne, Inc., Genesys Telecommunications Laboratories, Inc., Informix, Inc., Open Market, Inc., Sun MicroSystems, Inc., and Digital Equipment Corp. from 1981 to 2003. Mr. Hunt received a B.S. in Business from Salem State College.

Jeffrey A. Bedell has served as executive vice president, technology & chief technology officer since December 2007, as vice president, technology and chief technology officer from April 2006 to December 2007, as vice president and chief technology officer from April 2001 to April 2006, as vice president, platform technology from January 2000 to April 2001, as director of technology programs from October 1998 to January 2000 and as senior program manager from December 1992 to October 1998. Mr. Bedell received a B.A. in Religion from Dartmouth College.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors proposes the election of the persons listed below as directors of the Company. Each current director of the Company has been nominated for re-election.

The persons named in the enclosed proxy will vote to elect as directors the eight nominees named below, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board of Directors. Each director will be elected to hold office until the next annual meeting of stockholders (and until the election and qualification of his successor or his earlier death, resignation or removal).

Nominees

Set forth below, for each nominee, are his name and age, positions with the Company, principal occupation and business experience during at least the past five years, the year of commencement of his term as a director of the Company and the names of other public companies in which he currently holds directorships or has held directorships during the past five years. We have also presented information below regarding each nominee’s specific experience, qualifications, attributes, and skills that led our Board to the conclusion that he should serve as a director.

Michael J. Saylor (46) has served as chief executive officer and chairman of the Board of Directors since founding MicroStrategy in November 1989, and as president from November 1989 to November 2000 and since January 2005. Prior to that, Mr. Saylor was employed by E.I. du Pont de Nemours & Company as a venture manager from 1988 to 1989 and by Federal Group, Inc. as a consultant from 1987 to 1988. Mr. Saylor received an S.B. in Aeronautics and Astronautics and an S.B. in Science, Technology and Society from the Massachusetts Institute of Technology. We believe that Mr. Saylor is well-suited to serve on our Board of Directors due to his position as our chief executive officer and his more than twenty years with the Company, including as its founder. In addition to his leadership expertise, Mr. Saylor is regarded as a technology visionary, and has deep knowledge of the Company’s history, strategy, technology and culture, as well as unique insight into the Company’s product development, marketing, finance and operations.

Sanju K. Bansal (45) has served as executive vice president and chief operating officer since 1993 and was previously vice president, consulting since joining MicroStrategy in 1990. Mr. Bansal has also served as secretary since August 1997. He has been a member of the Board of Directors of MicroStrategy since September 1997 and has served as vice chairman of the Board of Directors since November 2000. Prior to joining MicroStrategy, Mr. Bansal was a consultant at Booz Allen & Hamilton, a worldwide technical and management consulting firm, from 1987 to 1990. Mr. Bansal serves as a member of the board of directors of The Advisory Board Company, a research services company listed on the Nasdaq Global Select Market. He received an S.B. in Electrical Engineering from the Massachusetts Institute of Technology and an M.S. in Computer Science from The Johns Hopkins University. We believe that Mr. Bansal is well-suited to serve on our Board of Directors due to his position as our executive vice president and chief operating officer and his more than twenty years with the Company, including as a co-founder. In addition to his operational expertise, Mr. Bansal provides historical Company knowledge and continuity to the Board of Directors.

Matthew W. Calkins (38) has been a member of the Board of Directors of MicroStrategy since November 2004. In 1999, Mr. Calkins founded Appian Corporation, a privately-held business process management software company, where he has served as president and chief executive officer since its founding. Mr. Calkins received a B.A. in Economics from Dartmouth College. We believe that Mr. Calkins is well-suited to serve on our Board of Directors due to his experience in the software and services fields as a company founder and chief executive officer, which enables him to provide our Board of Directors with insight into key industry issues and trends and perspective regarding senior business leadership and operational matters.

Robert H. Epstein (58) has been a member of the Board of Directors of MicroStrategy since January 2006. Mr. Epstein is currently president and chief executive officer of Takeda Lace, Inc., a trading and distribution company for various Asian textile manufacturing firms. From May 2002 to October 2007, Mr. Epstein was president and chief executive officer of Takeda Lace USA, Inc., the U.S. subsidiary of Japan-based textile manufacturer Takeda Lace Co., Ltd. From October 2001 to May 2002, Mr. Epstein pursued various business opportunities, including serving as a consultant for Warnaco Inc., an apparel manufacturer. From June 1978 to October 2001, Mr. Epstein served in various positions at textile manufacturer Liberty Fabrics of New York, Inc., concluding his tenure as division president and chief operating officer. Mr. Epstein received a B.S. in Psychology from Columbia University and did coursework at the Stern School of Business at New York University. We believe that Mr. Epstein is well-suited to serve on our Board of Directors due to his leadership and management expertise as a chief executive officer, and his international experience, particularly in the Asia Pacific region.

David W. LaRue, Ph.D. (60) has been a member of the Board of Directors of MicroStrategy since February 2006. Dr. LaRue was a member of the accounting faculty of the University of Virginia’s McIntire School of Commerce for twenty-five years prior to his retirement in May 2008. Dr. LaRue has published several technical and policy articles in prominent tax and accounting journals and has testified on tax policy issues before the Ways and Means Committee of the U.S. House of Representatives and the U.S. Treasury Department. Dr. LaRue currently serves as an independent consultant on matters involving tax, accounting, and financial issues. He has been recognized as an expert witness in accounting, taxation, finance, and/or economics by the U.S. Tax Court, the Federal Claims Court, and several Federal District Courts. We believe that Dr. LaRue is well-suited to serve on our Board of Directors due to his extensive accounting, finance, and tax experience, which provides the Board of Directors with important perspectives on financial matters.

Jarrod M. Patten (39) has been a member of the Board of Directors of Microstrategy since November 2004. In 1996, Mr. Patten founded RRG and has served as the president and chief executive officer since inception. RRG is an independent international consulting firm specializing in the development and implementation of enterprise-wide cost control strategies that heighten operational controls, increase transparency, ensure cost compliance and extend cost accountability for RRG’s geographically diverse client base. Mr. Patten received a

B.S. in Biology and a B.A. in Biological Anthropology and Anatomy from the Trinity College of Arts and Sciences at Duke University. We believe that Mr. Patten is well-suited to serve on our Board of Directors due to his leadership and management expertise as a chief executive officer, his international business, finance, and corporate compliance experience, and his extensive knowledge of cost and operational controls.

Carl J. Rickertsen (51) has been a member of the Board of Directors of MicroStrategy since October 2002. Mr. Rickertsen is currently managing partner of Pine Creek Partners, a private equity investment firm, a position he has held since January 2004. From January 1998 to January 2004, Mr. Rickertsen was chief operating officer and a partner at Thayer Capital Partners, a private equity investment firm. From September 1994 to January 1998, Mr. Rickertsen was a managing partner at Thayer. Mr. Rickertsen was a founding partner of three Thayer investment funds totaling over $1.4 billion and is a published author. Mr. Rickertsen serves as a member of the board of directors of Apollo Senior Floating Rate Fund Inc., a closed-end management investment company investing primarily in a portfolio of senior secured floating rate loans. From April 2003 to January 2010, Mr. Rickersten was a member of the board of directors of Convera Corporation, a publicly-traded search-engine software company. From September 2004 to September 2008, Mr. Rickertsen was a member of the board of directors of UAP Holding Corp., a distributor of farm and agricultural products. Mr. Rickertsen received a B.S. from Stanford University and an M.B.A. from Harvard Business School. We believe that Mr. Rickertsen is well-suited to serve on our Board of Directors due to his finance and capital markets experience across various industries and his experience as an outside director of several public companies, which provides the Board of Directors with important perspectives on corporate governance matters.

Thomas P. Spahr (46) has been a member of the Board of Directors of MicroStrategy since January 2006. Mr. Spahr is currently president of Libra Ventures, LLC, a start-up web based applications design company, a position he has held since November 2004. Since February 2004, Mr. Spahr has also been serving as vice president, secretary, and vice president of business development for Jex Technologies, Inc., a technology company focusing on automating health care logistics. From June 2001 to February 2004, Mr. Spahr was an independent investor. From October 1996 to June 2001, Mr. Spahr served in various positions at MicroStrategy, concluding his tenure as vice president, information systems and chief information officer. Mr. Spahr received an S.B. in Aeronautics and Astronautics from the Massachusetts Institute of Technology. We believe that Mr. Spahr is well-suited to serve on our Board of Directors due to his technical expertise and information systems experience, his business leadership and operational experience, his knowledge of growth companies from his experience as a founder and investor in start-up companies, and his historical knowledge of the Company due to his prior positions with the Company as described above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED HEREIN FOR ELECTION AS DIRECTOR.

CORPORATE GOVERNANCE AND

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Related Person Transactions Policy

We have adopted a formal written policy and procedure for the review, approval and ratification of related person transactions, as defined under the rules and regulations promulgated by the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). The policy covers any transaction in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. For purposes of the policy, a related person is defined as our directors, director nominees and executive officers since the beginning of our last fiscal year, beneficial owners of more than 5% of any class of our voting securities, members of their respective immediate family, and any entity in which the foregoing persons has or had a greater than 10% ownership interest. The policy generally requires any proposed related person transaction to be reported to our General Counsel and reviewed and approved by the Audit Committee of the Board of Directors of the Company (the “Audit Committee”) prior to effectiveness or consummation of the transaction, whenever practical. If the General Counsel determines that advance approval of a related person transaction is not practical under the circumstances, the Audit Committee must review the transaction and, in its discretion, may ratify the related person transaction at the next meeting of the Committee. For transactions arising between meetings of the Audit Committee, the Chair of the Audit Committee can approve the transaction, subject to ratification by the Audit Committee at the next meeting of the Audit Committee. If the General Counsel first learns of a related person transaction after such transaction has already taken place, the Audit Committee must review and, in its discretion, may ratify the related person transaction at its next meeting. Related person transactions involving compensation of executive officers also require the review and approval of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”)

The Audit Committee may approve or ratify the related person transaction only if the Audit Committee determines that, under the circumstances, the transaction is in our best interests. The Audit Committee may impose conditions on the related person transaction as it deems appropriate. In making such determination, the Audit Committee reviews and considers the following, among other factors:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Any related person transaction previously approved by the Audit Committee or otherwise already existing that is ongoing in nature is reviewed by the Audit Committee annually.

In addition to the procedures set forth in the policy, we have multiple processes for reporting conflicts of interests, including related person transactions, to the Audit Committee. Under our Code of Conduct, all employees are required to report any transaction or relationship that reasonably could be expected to give rise to a conflict of interest to the General Counsel or to the Audit Committee, as appropriate. We also annually distribute questionnaires to our executive officers and members of the Board of Directors requesting certain information regarding, among other things, their immediate family members, employment, and beneficial ownership interests, which information is then reviewed for any conflicts of interest under the Code of Conduct and for any related person transaction under the policy.

There have been no related person transactions required to be reported pursuant to rules or regulations promulgated by the Securities Exchange Act since the beginning of 2010.

Board of Directors

Our Board of Directors is currently comprised of Messrs. Saylor, Bansal, Calkins, Epstein, LaRue, Patten, Rickertsen, and Spahr. The Board of Directors met six times during 2010. Each director who served on the Board of Directors during 2010 attended at least 75% of the aggregate number of meetings of the Board of Directors and its committees on which he served. The Board of Directors has determined that each of the non-employee directors of the Company (Messrs. Calkins, Epstein, LaRue, Patten, Rickertsen, and Spahr), who collectively constitute a majority of the Board, is an independent director as defined in Rule 5605(a)(2) of the Nasdaq Stock Market, Inc. (“Nasdaq”) Listing Rules.

In evaluating whether Mr. Spahr is an independent director as defined in Rule 5605(a)(2) of the Nasdaq Listing Rules, the Board of Directors considered a minority investment by Mr. Spahr in a private company that is an original equipment manufacturer partner of MicroStrategy.

The independent members of the Board of Directors regularly meet in executive session without any employee directors or other members of management in attendance.

Audit Committee

The Board of Directors has established a standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act and adopted the Ninth Amended and Restated Audit Committee Charter, which is publicly available on the Corporate Governance section of our website, www.microstrategy.com. The Audit Committee of the Board of Directors provides the opportunity for direct contact between our independent registered public accounting firm and the Board of Directors.

The Audit Committee is comprised of Dr. LaRue (Chairman), and Messrs. Calkins and Patten. The Audit Committee met six times (including one telephonic meeting) during 2010. Each director who served on the Audit Committee during 2010 attended all of the meetings of the Audit Committee.

The Board of Directors has determined that each member of the Audit Committee meets the Nasdaq Marketplace Rule definition of an independent director for audit committee purposes, as well as the independence requirements of Rule 10A-3 under the Securities Exchange Act. The Board of Directors has designated Dr. LaRue as an audit committee financial expert, as defined in Item 407(d)(5)(ii) of Regulation S-K. Additional information regarding the Audit Committee and its functions and responsibilities is included in this Proxy Statement under the caption “Audit Committee Report.”

Compensation Committee

The Board of Directors has established a standing Compensation Committee and adopted an Amended and Restated Charter for the Compensation Committee which is publicly available on the Corporate Governance section of our website, www.microstrategy.com. The Compensation Committee of the Board of Directors makes compensation decisions regarding our President and Chief Executive Officer and performs other functions related to compensation matters.

The Compensation Committee is comprised of Messrs. Rickertsen (Chairman) and Patten. The Compensation Committee held four telephonic meetings during 2010. Each member of the Compensation Committee attended all of the meetings of the Compensation Committee.

The Board of Directors has determined that each member of the Compensation Committee meets the Nasdaq Listing Rules definition of an independent director for compensation committee purposes. Each member of the Compensation Committee is also a non-employee director, as defined in Rule 16b-3 under the Securities Exchange Act, and an outside director under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Additional information regarding the Compensation Committee and its functions and responsibilities is included in this Proxy Statement under the captions “Compensation Discussion and Analysis” and “Compensation Committee Report.”

Controlled Company

We are a controlled company as defined in Rule 5615(c)(2) of the Nasdaq Listing Rules, because more than 50% of the voting power of the Company is controlled by our Chairman, President and Chief Executive Officer, Michael J. Saylor. Since we are a controlled company under the Nasdaq Listing Rules, the Board has determined that the Board, rather than a nominating committee, is the most appropriate body for identifying director candidates and selecting nominees to be presented at the Annual Meeting.

Board Leadership Structure

Mr. Saylor, our President and Chief Executive Officer, is also the Chairman of the Board. Our Board has determined that having the same individual hold both positions is appropriate for a controlled company, in the best interests of MicroStrategy and our stockholders, and consistent with good corporate governance for the following reasons:

•

Our Chief Executive Officer is more familiar with our business and strategy than an independent, non-employee Chairman would be and is thus better positioned to focus our Board’s agenda on the key issues facing our Company.

•	A single Chairman and Chief Executive Officer provides strong and consistent leadership for the Company, without risking overlap or conflict of roles.

•	Oversight of our Company is the responsibility of our Board as a whole, and this responsibility can be properly discharged without an independent Chairman.

We do not have a lead independent director or a presiding director; however, the independent directors meet as necessary in executive sessions of the Board. In light of our status as a controlled company, we believe that our Board structure provides an appropriate balance of management leadership and non-management oversight.

Oversight of Risk

Our Board oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of our Board and its committees is to oversee the risk management activities of management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, our Board oversees risk management activities relating to business strategy, capital allocation, organizational structure, and certain operational risks; our Audit Committee oversees risk management activities related to financial controls and legal and compliance risks; and our Compensation Committee oversees risk management activities relating to the Company’s compensation policies and practices. In addition, since risk issues often overlap, committees from time to time can request that the full Board discuss particular risk issues.

Director Candidates

As noted above, we do not have a standing nominating committee and the functions of evaluating and selecting directors are performed by the Board of Directors as a whole. The Board will, from time to time, evaluate biographical information and background material relating to potential candidates and interview selected candidates. The Board does not currently have a charter or written policy with regard to the nomination process. We have not engaged a third party to assist us in identifying and evaluating the individuals nominated for election as directors at the Annual Meeting.

In considering whether to nominate any particular candidate for election to the Board, the Board uses various criteria to evaluate each candidate, including each candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest, and ability to act in the interests of our stockholders. The Board also considers whether a potential nominee would satisfy the Nasdaq Listing Rules definition of an independent director and the SEC’s definition of an audit committee financial expert. The Board does not set specific minimum qualifications or assign specific weights to particular criteria and no particular criterion is a prerequisite for a prospective nominee. Our Board does not have a formal policy with respect to diversity, but we believe that the backgrounds and qualifications of our directors, considered as a group, should reflect a diverse set of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities, and the Board takes such diversity into consideration in connection with prospective nominees.

We do not have a formal policy with regard to the consideration of director candidates recommended by our stockholders because of our status as a controlled company under Nasdaq Listing Rules. Stockholder recommendations relating to director nominees or otherwise may be submitted in accordance with the procedures set forth below under the caption “Stockholder Proposals.” Any stockholder nominations proposed for consideration should include the nominee’s name and qualifications. Any recommendations received from stockholders will be evaluated in the same manner that potential nominees recommended by Board members, management or other parties are evaluated. Stockholders may also send communications to the Board of Directors in accordance with the procedures set forth below under the caption “Communicating with the Board of Directors.”

Director Attendance at Annual Meeting of Stockholders

Although we do not have a policy with regard to Board members’ attendance at our Annual Meeting, all directors are encouraged to attend the Annual Meeting. Six of the eight members of the Board of Directors attended the 2010 Annual Meeting of Stockholders.

Communicating with the Board of Directors

Stockholders who wish to send communications to the Board may do so by writing to the Secretary of the Company, MicroStrategy Incorporated, 1850 Towers Crescent Plaza, Vienna, Virginia 22182. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication.” All such letters must identify the author as a stockholder and must include the stockholder’s full name, address, and a valid telephone number. The name of any specific intended Board recipient should be noted in the communication. The Secretary will forward any such correspondence to the intended recipients; however, prior to forwarding any such correspondence, the Secretary or his designee will review such correspondence, and in his or her discretion, may not forward communications that relate to ordinary business affairs, communications that are primarily commercial in nature, personal grievances or communications that relate to an improper or irrelevant topic or are otherwise inappropriate for the Board’s consideration.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our directors, executive officers, and holders of more than 10% of our class A common stock to file with the SEC initial reports of ownership of our class A common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Directors, executive officers, and holders of 10% of our class A common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of our records and representations made by our directors and executive officers regarding their filing obligations, all Section 16(a) filing requirements were satisfied with respect to 2010.

Code of Ethics

On March 5, 2004, the Board of Directors, through its Audit Committee, adopted a Code of Ethics that applies to MicroStrategy’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and such other personnel of MicroStrategy or its majority-owned subsidiaries as may be designated from time to time by the chairman of the Audit Committee. The Code of Ethics is publicly available on the Corporate Governance section of our website, www.microstrategy.com. We intend to disclose any amendments to the Code of Ethics or any waiver from a provision of the Code of Ethics on the Corporate Governance section of our website, www.microstrategy.com.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

The six individuals who are identified in the Summary Compensation Table on page 26 consist of our five named executive officers and Jeffrey A. Bedell, our Executive Vice President, Technology & Chief Technology Officer. We refer to these individuals in our Compensation Discussion and Analysis as our executive officers. The goal of our compensation program for these executive officers is the same as our goal for operating the Company—to create long-term value for our stockholders. In furtherance of this goal, our executive compensation program is designed to recognize, reward and provide incentives for exceptional individual performance, superior financial and operating results and effective leadership. It is also designed to align our executive officers’ interests with those of our stockholders and to encourage both their performance and retention. These objectives serve as the basis for determining the overall compensation of each executive, considered in light of Company performance.

Compensation Objectives

Performance and Alignment

Each of our executive officers possesses skills, experience, and qualities that make him a unique and valuable member of the management team. The compensation for our executive officers reflects their abilities, superior management experience, continued high performance, and contribution to the leadership and management of their particular departments and the Company as a whole. We also seek to align the interests of our executive officers with those of our stockholders by evaluating executive performance on the basis of key financial metrics that we believe contribute to both short-term and long-term stockholder value. Key elements of our executive compensation program that were designed to achieve these objectives with respect to 2010 included:

•	a base salary that rewards overall performance and sets future expectations for performance;

•	a cash bonus that compensates Mr. Saylor, our Chairman of the Board, Chief Executive Officer and President, based on our diluted earnings per share for the fiscal year;

•

cash bonuses for Mr. Zolfaghari, our former Executive Vice President, Worldwide Sales & Operations, that were determined by measuring his performance on a quarterly and annual basis against specific, pre-established financial metrics;

•

incentives in the form of an annual cash bonus for each of Messrs. Bansal (our Vice Chairman of the Board, Executive Vice President and Chief Operating Officer), Klein (our Executive Vice President, Law & General Counsel), Thede (our Executive Vice President, Finance & Chief Financial Officer), and Bedell that is based on a subjective assessment of his performance using both quantitative and qualitative measures considered in light of our performance; and

•

longer-term incentives in the form of a cash bonus for each of Messrs. Bansal, Klein, Thede, Zolfaghari, and Bedell under our Performance Incentive Plan, which authorizes both fixed dollar cash bonus awards and cash bonus awards based on a percentage of core operating income, consisting of the income from continuing operations before financing and other income and income taxes, of MicroStrategy’s consolidated core business intelligence business unit (“core operating income”). Core operating income is calculated by subtracting (i) the income (loss) from continuing operations before financing and other income and income taxes for our business unit(s) other than our business intelligence software and services business unit for the applicable period from (ii) our consolidated income (loss) from continuing operations before financing and other income and income taxes for such period. Cash bonus amounts pursuant to awards granted under the Performance Incentive Plan are generally payable only if the recipient remains employed by the Company for a period of three years following the end of the performance period for which the cash bonus has been determined.

We have not granted equity awards in MicroStrategy stock since 2004. We believe that the value of stock option grants in MicroStrategy stock may be too dependent on general market conditions and other factors that may not necessarily correlate with the performance of our core business intelligence business and may create unnecessary dilution to our shareholders. Accordingly, although all current executive officers other than Mr. Thede hold outstanding MicroStrategy stock options, we do not currently grant MicroStrategy stock options to the executive officers as part of their ongoing compensation arrangements. The last tranches of MicroStrategy stock options granted to our executive officers vested in 2008.

In the interest of continuing to motivate and retain our executive officers and other key employees, we implemented the Performance Incentive Plan in March 2010 in lieu of granting new MicroStrategy stock options. Bonus awards under the Performance Incentive Plan that are based on a percentage of our core operating income seek to align the efforts of executive officers as closely as practicable to our objectives of growing the size and profitability of our core business intelligence business. Fixed dollar bonus awards under the Performance Incentive Plan provide us with additional flexibility to make an award with respect to a past performance period for performance, retention or other purposes with the award subject to the various conditions of the Performance Incentive Plan, including the three-year continuous employment requirement. These longer-term incentive awards under the Performance Incentive Plan are generally granted in addition to discretionary and other cash bonus awards granted to executive officers. We believe that awards under the Performance Incentive Plan and our other cash bonus plans provide appropriate incentives to executives to increase shareholder value.

In addition, we have granted in years prior to 2010, and may in the future grant, options to purchase stock in our Angel.com subsidiary, which we established in the fall of 2008, to executive officers who devote a portion of their time to the affairs of Angel.com in order to provide them with a long-term incentive to increase the value of the Angel.com business for the benefit of MicroStrategy shareholders generally.

We also provide each of our executive officers with certain perquisites and other benefits that the Compensation Committee or CEO, as applicable, believes are reasonable and consistent with the objectives of our executive compensation program. Perquisites comprise a significant portion of our CEO’s compensation, principally as a result of transportation-related benefits and associated tax gross-up payments that are discussed below.

Retention

Because of their experience and talents, our executives are often presented with other professional opportunities, including ones at potentially higher compensation levels. We attempt to retain our executives by providing a base salary and overall compensation package that is market competitive over time, and by making grants of longer-term incentive awards under the Performance Incentive Plan which are subject to a three-year continuous employment requirement.

Implementing Our Objectives

Determining Compensation

Our executive compensation decisions are based on a review of our performance and a subjective assessment of the executive’s performance during the year against financial and strategic goals, taking into account the scope of the executive’s responsibilities, his employment and compensation history with us, overall compensation arrangements and long-term potential to enhance stockholder value. Specific factors that may affect compensation decisions for the executive officers include:

•	key financial metrics such as revenue, operating profit, core operating income, earnings per share, and operating margins;

•	strategic objectives such as technological innovation, globalization, improvement in market position, and feedback from customers; and

•	operational goals for the Company or a particular business department, including improved deployment of resources and expansion.

We have adopted incentive cash bonus plans for Messrs. Saylor and, prior to his departure from the Company, Mr. Zolfaghari that measure performance against specific, pre-established metrics on a quarterly or an annual basis because we believe that their responsibilities can be tied to specific Company-wide performance metrics. We generally do not adhere solely to formulas with respect to the compensation of our other executive officers because we believe that more qualitative and subjective evaluations are necessary in determining their appropriate levels of compensation. In 2010, we adopted discretionary cash bonus plans for these other executive officers based on a subjective evaluation of their individual performance in the context of general economic and industry conditions and Company performance. Since the last tranches of MicroStrategy stock options granted to executive officers vested in 2008 and we currently have determined not to grant additional MicroStrategy stock options to executive officers, we have granted cash bonus awards under the Performance Incentive Plan to our executive officers in lieu of MicroStrategy stock options in order to continue to motivate and retain them and to reward them for their individual performance and Company performance. Each of the awards granted under the Performance Incentive Plan described below are subject to the three-year continuous employment requirement and other conditions of the Performance Incentive Plan that are described in more detail below.

In 2010, certain of our executive officers were granted two separate bonus awards under the Performance Incentive Plan. In April 2010, the CEO granted one set of bonus awards to Messrs. Bansal, Klein, Thede, Zolfaghari, and Bedell with respect to 2009. These five awards were in the form of fixed dollar bonus awards that cumulatively represent approximately 3% of the Company’s core operating income for 2009. The CEO determined the amounts of these awards based on his subjective determination of an appropriate amount that would help motivate and retain the executive officers and on his subjective evaluation of the individual performance of these officers in the context of general economic and industry conditions and Company performance in 2009, taking into account the scope of the executive’s responsibilities, his employment and compensation history with us, overall compensation arrangements and long-term potential to enhance stockholder value. In March 2010, the Compensation Committee, acting upon the recommendation of the CEO, and based on the Committee’s subjective evaluation of the same set of factors considered by the CEO in determining the Performance Incentive Plan awards with respect to 2009, granted to Messrs. Bansal, Klein,

Thede, Zolfaghari, and Bedell awards under the Performance Incentive Plan with respect to 2010. These five awards provide for a bonus based on a percentage of our core operating income for 2010, and cumulatively represent approximately 3% of the Company’s core operating income for 2010.

In March 2011, the Compensation Committee, acting upon the recommendation of the CEO, and based on the Committee’s subjective evaluation of the same set of factors considered by the Committee in determining the 2010 Performance Incentive Plan awards, granted to Messrs. Bansal, Klein, Thede, and Bedell awards under the Performance Incentive Plan with respect to 2011. These four awards provide for a bonus based on a percentage of our core operating income for 2011, and cumulatively represent approximately 2% of the Company’s core operating income for 2011.

We incorporate flexibility into our compensation program and in the assessment process to respond to and adjust for an evolving and dynamic business environment. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our executive officers to deliver superior performance and to achieve our retention goals.

In 2010 the Compensation Committee established Mr. Saylor’s compensation arrangements without conducting formal benchmarking, although it had previously considered in 2008 the compensation provided to the chief executive officers of Business Objects, Cognos, Actuate, Sybase, Informatica, and Teradata. In 2011, the Compensation Committee requested that management provide to the Committee information relating to the compensation provided to the chief executive officers of other enterprise software companies. In response to the Committee’s request, management selected 20 comparison companies with a market capitalization in the range of $1 billion to $4 billion from third party industry reports, and compiled chief executive officer compensation data from those companies’ publicly available SEC filings. The Compensation Committee considered this information in establishing Mr. Saylor’s 2011 compensation arrangements.

The CEO does not conduct benchmarking in establishing compensation arrangements for any of the other executive officers, but instead establishes compensation based on his subjective determination of the scope of responsibilities placed on each executive officer, the executive officer’s unique leadership skills, management experience and contributions, while also taking into account economic and industry conditions and Company performance. The CEO does not assign relative weights to Company and individual performance in establishing these compensation arrangements, but instead makes a subjective determination after considering such performances collectively.

No Employment or Severance Agreements

Our executive officers do not have employment, severance, or change-of-control agreements. Our CEO serves at the will of the Board and the other executive officers serve at the will of the Board and the CEO. This approach is consistent with our employment and compensation philosophy that relies significantly upon providing performance-based incentives and aligning the interests of executives with those of our stockholders.

Role of the Compensation Committee and CEO

The Compensation Committee has the authority and responsibility to develop, adopt, and implement compensation arrangements for the CEO. The Board has delegated to the CEO the authority and responsibility to develop, adopt, and implement compensation arrangements for all other executive officers, including all executive officers other than the CEO. The CEO makes compensation determinations regarding other executive officers in periodic consultation with the Compensation Committee, consistent with the Nasdaq rules applicable to controlled companies, except with respect to awards granted under the Performance Incentive Plan that we seek to qualify as performance-based compensation under Section 162(m), which are determined by the Compensation Committee. Neither the Company nor the Compensation Committee has engaged a third-party compensation consultant to help determine or provide input regarding the determination of 2010 or 2011 compensation for the CEO or the other executive officers.

Equity Ownership Guidelines

Mr. Saylor beneficially owns 393,146 shares of class A common stock and 2,358,700 shares of class B common stock, or 67.9% of the total voting power and 24.9% of the total equity interest in the Company as of February 28, 2011. Mr. Bansal beneficially owns 25,800 shares of class A common stock and 320,662 shares of class B common stock, or 9.2% of the total voting power and 3.2% of the total equity interest in the Company as of February 28, 2011. Accordingly, given the significant equity stakes already held by Messrs. Saylor and Bansal, we do not believe that any equity ownership guidelines would be meaningful.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public company for compensation over $1 million paid to its chief executive officer and its other officers (other than the chief financial officer) whose compensation is required to be disclosed to the company’s stockholders under the Securities Exchange Act for being among the most highly compensated officers. However, qualified performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee and the CEO take into account, to the extent they believe appropriate, the limitations on the deductibility of executive compensation imposed by Section 162(m) in determining compensation levels and practices applicable to the executive officers. The Compensation Committee and CEO believe that there may be circumstances in which our interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).

Elements Used to Achieve Compensation Objectives

The principal elements of our compensation program for Mr. Saylor are a base salary and an incentive cash bonus plan based on our diluted earnings per share during the fiscal year. The principal elements of our compensation program for Mr. Zolfaghari in 2010 were a base salary, incentive cash bonuses determined by measuring his performance on a quarterly and annual basis against specific, pre-established financial metrics, a fixed dollar bonus award under the Performance Incentive Plan with respect to 2009, and a bonus award under the Performance Incentive Plan based on a percentage of core operating income with respect to 2010. Mr. Zolfaghari departed the Company on January 14, 2011 and, accordingly, became ineligible to receive any amounts with respect to his awards under the Performance Incentive Plan. The principal elements of our compensation program for Messrs. Bansal, Klein, Thede, and Bedell are a base salary, a discretionary cash bonus, a fixed dollar bonus award under the Performance Incentive Plan with respect to 2009, and bonus awards under the Performance Incentive Plan with respect to 2010 and 2011 based on percentages of core operating income with respect to 2010 and 2011, respectively. We also provide each of our executive officers with certain perquisites and other benefits that the Compensation Committee or CEO, as applicable, believes are reasonable and consistent with the objectives of our executive compensation program. Each of these compensation elements satisfies one or more of our performance, alignment, and retention objectives, as described more fully below.

We combine the compensation elements for each executive in a manner we believe is consistent with the executive’s contributions to the Company and serves certain other Company objectives described below. Although we do not currently grant equity compensation in MicroStrategy stock to executives, we believe that our executive compensation program nevertheless promotes long-term value to stockholders by providing a stable management team and rewarding financial results that are expected to contribute toward long-term stockholder value.

Base Salary

We provide cash compensation in the form of base salary to attract and retain talented executives by recognizing the scope of responsibilities placed on each executive officer and rewarding each executive officer for his unique leadership skills, management experience and contributions. We also take into consideration economic and industry conditions and Company performance. We do not assign relative weights to Company and individual performance, but instead make a subjective determination after measuring such performances collectively. A competitive base salary is an important component of compensation as it provides a degree of financial stability for our executives.

Cash Bonuses

Our cash bonus compensation is designed to reward achievement of strategic and financial goals that support our objective of enhancing stockholder value and to motivate executives to achieve superior performance in their areas of responsibility. We have not made grants of equity compensation in MicroStrategy stock to executive officers since 2004. Accordingly, our cash bonus compensation program is the main vehicle for providing performance-based compensation to executives. We consider various factors in determining the form and structure of the cash bonus plan that is most appropriate for rewarding and motivating the individual executive officer.

Saylor Cash Bonus Plan

Our CEO is responsible for the business as a whole, and therefore, the Compensation Committee believes that basing the CEO’s incentive cash bonus on diluted earnings per share, a Company-wide financial metric, provides the appropriate incentive for his performance. We believe that establishing diluted earnings per share as a performance metric best aligns our CEO’s interests with those of our stockholders because increases in diluted earnings per share directly increase the overall value of the Company to stockholders.

In March 2010, the Compensation Committee established a plan for determining the eligible bonus amount with respect to Mr. Saylor’s performance for 2010 using the following graduated rates based on our achievement of specified levels of diluted earnings per share (DEPS), up to a maximum potential bonus payment of $4,800,000, subject to the Compensation Committee’s discretion to award a cash bonus amount lower than the amount calculated using the formula:

•	$400,000 per dollar of DEPS for the first dollar of DEPS, plus

•	$500,000 per dollar of DEPS for the second dollar of DEPS, plus

•	$600,000 per dollar of DEPS for each dollar of DEPS over $2.00.

The Compensation Committee adopted these graduated rates to provide additional incentive to the CEO to seek to achieve superior Company performance within a challenging macroeconomic environment.

In March 2011, the Compensation Committee established a plan for determining the eligible bonus amount with respect to Mr. Saylor’s performance for 2011 that uses the same formula as was used for 2010. The maximum cash bonus amount for 2011 is set at $4,800,000, which is the same as the maximum amount that the Compensation Committee set for 2010. The 2011 bonus formula also retains as a feature the Compensation Committee’s discretion to award a cash bonus amount lower than the amount calculated using the bonus formula. The Compensation Committee believes that maintaining a simple formula derived from our diluted earnings per share provides a transparent and readily understandable basis for providing performance-based compensation.

Zolfaghari Cash Bonus Plan

In establishing a 2010 cash bonus plan for Mr. Zolfaghari, the CEO considered Mr. Zolfaghari’s responsibility for managing the worldwide sales and sales operations of our core business intelligence business. Since Mr. Zolfaghari had direct responsibility for business activities that generate revenue from worldwide sales of our product licenses, support and other services, his bonus plan was designed to reward him for specific achievements in these areas. Under Mr. Zolfaghari’s bonus plan for 2010, he was eligible to receive:

•	quarterly cash bonus awards determined by multiplying 0.50% by our core operating income for each quarter in 2010; and

•	an annual cash bonus award determined by multiplying 0.75% by the increase in the value of our maintenance contracts worldwide between the end of 2009 and the end of 2010.

Core operating income is calculated by subtracting (i) the income (loss) from continuing operations before financing and other income and income taxes for our business unit(s) other than our business intelligence software and services business unit for the applicable period from (ii) our consolidated income (loss) from continuing operations before financing and other income and income taxes for such period.

The increase in the value of our maintenance contracts worldwide is calculated by subtracting (i) the annualized value of all maintenance contracts in effect on December 31, 2009 (the “Beginning Value”) from (ii) the annualized value of all maintenance contracts in effect on December 31, 2010 (the “Ending Value”). The Beginning Value and Ending Value are calculated by annualizing the total amount owed under the applicable maintenance contracts using a constant foreign exchange rate. For example:

•

If a new one-year maintenance contract was entered into on December 31, 2009 and was renewed for another year on December 31, 2010, the total amount owed under this contract would be included in both the Beginning Value and the Ending Value, using the same foreign exchange rate for calculating the Beginning Value and the Ending Value.

•

If a new one-year maintenance contract was entered into on December 31, 2009, expired on December 30, 2010 and was not renewed, the total amount owed under this contract would be included in the Beginning Value, but no amount owed under this contract would be included in the Ending Value.

•

If a new three-year maintenance contract was entered into on July 1, 2010 and the contract remained in effect on December 31, 2010, no amount owed under this contract would be included in the Beginning Value, but one third of the total amount owed under this contract would be included in the Ending Value.

On December 30, 2010, Mr. Zolfaghari notified us of his resignation from the Company effective January 14, 2011. We subsequently modified Mr. Zolfaghari’s bonus plan for 2010 to provide that Mr. Zolfaghari would be entitled to receive payment of the maintenance bonus component and the fourth quarter core operating income bonus component of his plan even though he would no longer be employed by the Company at the time these amounts would be paid. The Company made this modification in recognition of Mr. Zolfaghari’s service to the Company throughout 2010.

Discretionary Cash Bonuses

The compensation of Messrs. Bansal, Klein, Thede, and Bedell in 2010 and 2011 included discretionary cash bonus arrangements based on the CEO’s subjective evaluation of their individual performance in the context of general economic and industry conditions and Company performance. In evaluating the individual’s performance and determining the bonus amount, the CEO takes into consideration the achievement of various strategic and financial objectives by each of these executives and the target bonus amount that was previously established. In setting target bonus amounts, the CEO considers his expectations for the business department headed by each executive officer and the executives’ potential for achieving the expectations. We believe that a discretionary cash bonus arrangement is an appropriate mechanism for rewarding and motivating Messrs. Bansal, Klein, Thede, and Bedell because each of these executives is responsible for, among other things, strategic objectives that cannot always be measured by traditional financial metrics. These strategic objectives include managing and building department infrastructure, hiring key personnel to support our domestic and international operations, supporting our worldwide sales and services activities and new product initiatives, and developing corporate policies, controls, and procedures.

Performance Incentive Plan

In March 2010, the Compensation Committee adopted the Performance Incentive Plan for employees of the Company and any entities in which the Company may, from time to time, own a direct or indirect controlling interest. Under the Performance Incentive Plan, two types of cash bonus awards may be granted to participants: (i) a fixed dollar amount determined at the time of grant, and (ii) an amount calculated as a percentage of our core operating income with respect to a particular performance period (generally a fiscal year), in each case subject to reduction at the discretion of the administrator of the award for a specified amount of time following the applicable performance period. The Compensation Committee has the authority to grant and administer awards under the Performance Incentive Plan that we intend to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code and to grant and administer awards to the CEO. The CEO has the authority to grant and administer other awards under the Performance Incentive Plan.

To encourage retention of award recipients, payment of any bonus amount determined under the Performance Incentive Plan with respect to a given performance period generally will occur within 31 days after the third anniversary of the end of the fiscal year in which the performance period occurs, subject to the award recipient being continuously employed during such three-year period and other terms and conditions of the Performance Incentive Plan. The total amount paid under the Performance Incentive Plan to any individual award recipient may not exceed $1,500,000 in any fiscal year.

If an award recipient dies, becomes disabled, or retires in a circumstance that would constitute a qualifying retirement under the Performance Incentive Plan before the completion of the performance period of the award, the award recipient would be eligible to receive a pro rata portion of the cash bonus amount pertaining to the award based on the number of months of the award recipient’s employment with respect to such performance period (rounded down to the nearest whole month). If such an event occurs after the completion of the performance period of the award, but prior to the payment date of the award, the award recipient would be eligible to receive the full bonus amount pertaining to the award. In either case, payment of the bonus amount will occur on the applicable payment date of such award.

Bonus amounts may be reduced or recouped by us, in whole or in part, in the event the award administrator determines that the award recipient has engaged in fraud or misconduct. The award administrator may also reduce a bonus amount payable to a recipient, in whole or in part, if we experience a financial restatement and a previously determined bonus amount payable under an award is greater than it would be if such amount were determined based on the restated financial statement.

In April 2010, our CEO granted fixed dollar bonus awards to Messrs. Bansal, Klein, Thede, Zolfaghari, and Bedell under the Performance Incentive Plan in order to continue to motivate and retain them and to reward them for their individual performance and Company performance in 2009. The CEO made a subjective determination that an amount cumulatively representing approximately 3% of the Company’s core operating income for 2009 was an appropriate amount that would help motivate and retain these executive officers. Considering this cumulative amount, the CEO determined individual award amounts based on his subjective evaluation of the individual performance of each officer in the context of general economic and industry conditions and Company performance, taking into account the scope of the executive’s responsibilities, his employment and compensation history with us, overall compensation arrangements, and long-term potential to enhance stockholder value.

The Compensation Committee, acting upon the recommendation of the CEO, and based on the Committee’s subjective evaluation of the same set of factors considered by the CEO in determining the Performance Incentive Plan awards with respect to 2009, granted to Messrs. Bansal, Klein, Thede, Zolfaghari, and Bedell awards under the Performance Incentive Plan in March 2010 which provide for a bonus based on a percentage of our core operating income for 2010 and cumulatively represent approximately 3% of our core operating income for 2010. The bonus awards granted to executive officers with respect to 2010 are as follows:

Executive Officer	Percentage of 2010 Core Operating Income
Sanju K. Bansal	0.4848%
Jonathan F. Klein	0.6667%
Douglas K. Thede	0.4242%
Paul N. Zolfaghari	0.6667%
Jeffrey A. Bedell	0.5152%

In March 2011, the Compensation Committee, acting upon the recommendation of the CEO, and based on the Committee’s subjective evaluation of the same set of factors considered by the Committee in determining the 2010 Performance Incentive Plan awards, granted to Messrs. Bansal, Klein, Thede, and Bedell awards under the Performance Incentive Plan with respect to 2011. These four awards provide for a bonus based on a percentage of our core operating income for 2011, and cumulatively represent approximately 2% of the Company’s core operating income for 2011.

Each bonus award granted under the Performance Incentive Plan is subject to the three-year continuous employment requirement and other conditions of the Performance Incentive Plan described in more detail above. Mr. Zolfaghari departed the Company on January 14, 2011 and, accordingly, became ineligible to receive any amounts with respect to his awards under the Performance Incentive Plan.

Stock Options

We currently have determined not to grant MicroStrategy stock options to our executive officers as part of their ongoing compensation arrangements, and no executive officer has received a grant of MicroStrategy stock options since 2004. All current executive officers other than Mr. Thede hold outstanding MicroStrategy stock options that were granted in prior years, the last tranches of which vested in 2008. We granted in 2009, and may in the future grant, options to purchase stock in Angel.com Incorporated, a subsidiary of MicroStrategy Incorporated, to executive officers who devote a portion of their time to the affairs of Angel.com. Messrs. Klein and Thede currently hold unvested options to purchase shares of the class A common stock of Angel.com.

Perquisites and Other Personal Benefits

We provide executive officers with perquisites and other personal benefits that the Compensation Committee and the CEO believe are reasonable and consistent with our overall compensation program. We believe that the relatively low cost of these benefits to us is a reasonable use of our resources. These benefits:

•

allow our executives to participate in important Company meetings and other events for which the Company’s payment of the expenses of such executives and their guests may result in imputed compensation to such executives for tax purposes;

•

allow our executives to maintain appropriate levels of visibility and activity in business, professional and social circles that may benefit our business, as well as enjoying time with friends and family;

•

allow our executives to be in communication with the Company and available to quickly respond to time-sensitive Company matters during personal travel in an environment that allows for confidential communications regarding Company business; and

•	enhance our ability to retain our executive officers.

We pay our executive officers’ monthly dues at a private club that offers dining services and hosts business, professional, and social community events.

We have leased a fractional interest in a Gulfstream Aerospace 450 through a fractional interest program operated by NetJets International, Inc., (“NetJets”). The fractional interest includes certain rights to use the Gulfstream Aerospace 450 as well as other aircraft operated by NetJets, which we refer to collectively as the NetJets Aircraft. We permit personal use of the NetJets Aircraft by Mr. Saylor and, to the extent approved by Mr. Saylor, other employees of the Company, when the NetJets Aircraft is not being used exclusively for business use. Personal use of the NetJets Aircraft may result in imputed compensation to participating individuals for tax purposes.

We allow executive officers to make personal use of tickets to sporting, charity, dining, entertainment, or similar events as well as use of corporate suites, club memberships or similar facilities that we may acquire, which we refer to as the Corporate Development Programs. Personal use of the Corporate Development Programs may result in imputed compensation to participating individuals for tax purposes.

From time to time, our Board of Directors may hold meetings and other related activities in various locations. We pay for specified travel, lodging, food, beverage, entertainment, and related expenses on behalf of the participants and their guests. Participation in these activities may result in imputed compensation to participating individuals for tax purposes.

We sponsor an annual trip and related events for sales and service personnel who have met specified performance criteria. We believe that participation by Mr. Saylor and, prior to his departure in January 2011, Mr. Zolfaghari in these events is important and beneficial to us because it strengthens their relationship with key sales and services personnel. Accordingly, we have authorized Messrs. Saylor and Zolfaghari, as well as their guests, to attend these events. We pay for specified travel, lodging, food, beverage, entertainment and related expenses on behalf of the participants. Participation in these events may result in imputed compensation to participating individuals for tax purposes. We have established a policy that the compensation imputed to Mr. Saylor as a result of this perquisite may not exceed $30,000 in any fiscal year.

In addition, we may hold, host, or otherwise arrange events, outings, or other similar entertainment functions at which Messrs. Saylor and Bansal are permitted to entertain personal guests. We have established a policy that the aggregate incremental cost to us of such entertainment activities (to the extent that they are not Corporate Development Programs) attributable to each of Messrs. Saylor and Bansal, including all associated tax gross-up payments, may not exceed $75,000 in any fiscal year.

The Company may also request that Company personnel participate in conferences, symposia, and other similar events or activities relating to the Company’s business for which the Company’s payment of the expenses of Company participants and Company participants’ guests may be deemed compensation to Company participants.

We also make available to Mr. Saylor, as CEO, perquisites that are not generally available to other executive officers:

•

We provide Company-owned vehicles and a driver to Mr. Saylor. In addition to business use, we have authorized Mr. Saylor to make personal use of the Company-owned vehicles and related driving services when such vehicles are not being used exclusively for business purposes. Such arrangements enable Mr. Saylor to make more productive and efficient use of his time for Company business while he is in transit, enhance his personal security and help to preserve Company confidentiality by limiting his use of public transportation such as taxis and limousine rental services.

•	For the same reasons that we have authorized Mr. Saylor to make personal use of Company-owned vehicles and related driving services, we permit him to acquire the services of one or more drivers for vehicles other than Company-owned vehicles for personal use. We have established a policy that the aggregate compensation to Mr. Saylor and any other director or employee of the Company as a result of personal use of such alternative car services, including all associated tax gross-up payments, together may not exceed $150,000 in any fiscal year.

•

We also sublease, at no rental cost, a standard office space at our current headquarters building to Aeromar Management Company, LLC, and previously subleased, at no rental cost, a standard office space at our former headquarters building to Alcantara LLC, each of which is a company wholly owned by Mr. Saylor and through which Mr. Saylor conducts personal business activities.

To the extent that personal use of the Company assets identified above or participation in the events and activities described above is deemed compensation to an executive officer for income tax purposes, the Company pays to (or withholds and pays to the appropriate taxing authority on behalf of) such executive officer a “tax gross-up” in cash, which would approximate the amount of the individual’s (i) federal and state income and payroll taxes on the taxable income associated with such participation or personal use plus (ii) federal and state income and payroll taxes on the taxes that the individual may incur as a result of the payment of taxes by the Company, subject to the aggregate amount limitations described above, as applicable.

The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the CEO and may adjust, add or eliminate certain perquisites or benefits. The Compensation Committee believes that they are useful in motivating and retaining Mr. Saylor by allowing him to devote additional time to business matters and facilitating his participation in professional and social events that may help develop our business. Similarly, the CEO periodically reviews the levels of perquisites and other personal benefits provided to the other executive officers and may adjust, add or eliminate certain perquisites or benefits.

Determining Compensation

We generally establish in the first quarter of each fiscal year performance-based bonus plans. Determinations regarding the actual payment of bonuses are also generally made in the first quarter of the fiscal year following the year for which the bonuses are being awarded. Determinations regarding adjustments to base salary and to bonus targets are generally made in the second quarter of the fiscal year to the extent not established in the first quarter.

Base Salary

In 2010 and 2011, the Compensation Committee considered our CEO’s base salary and, in light of continued weakness in macroeconomic conditions and taking into consideration all other material elements of Mr. Saylor’s compensation arrangements, determined to leave Mr. Saylor’s base salary of $875,000 unchanged.

In 2010 and 2011, the CEO adjusted the base salaries of executive officers as follows:

	2010 Salary Adjustments			2011 Salary Adjustments
	Previous Annual Base Salary ($)	Adjusted Annual Base Salary ($)	Effective Date	Previous Annual Base Salary ($)	Adjusted Annual Base Salary ($)	Effective Date
Sanju K. Bansal	325,000	400,000	January 1, 2010	400,000	500,000	January 1, 2011
Jonathan F. Klein	400,000	550,000	January 1, 2010	550,000	650,000	January 1, 2011
Douglas K. Thede	350,000	400,000	January 1, 2010	400,000	500,000	January 1, 2011
Paul N. Zolfaghari	400,000	450,000	January 1, 2010	450,000	N/A	N/A
Jeffrey A. Bedell	350,000	400,000	January 1, 2010	400,000	500,000	January 1, 2011

In making these determinations, the CEO made subjective determinations that these increases in base salary were appropriate, and in so doing considered the following general factors:

•	Company performance over the prior several quarters and motivation for continued growth in the future;

•

increased job responsibilities of each executive as we continue to expand our business worldwide, implement new product initiatives, and adjust our strategic plan for an evolving business environment; and

•	the competitive market for talented managers with experience and expertise in the business intelligence and software technology fields.

The CEO considered each executive officer’s strengths and abilities in such officer’s respective fields, scope of responsibilities, employment and compensation history, and such officer’s future potential. Each position is unique, not only in function but also in terms of the market norms for compensation and the pool of potential executives that may be available to fill that particular role. Given these unique conditions, determinations regarding base salaries are unique to each executive officer and do not necessarily reflect any comparative judgments. With respect to each of the executive officers other than himself, the CEO conducted a subjective assessment of the executive’s individual performance, as measured against various objectives as described above.

Cash Bonuses

On March 7, 2011, the Compensation Committee of the Board of Directors determined a cash bonus award to Mr. Saylor in the amount of $1,932,000 with respect to his performance during the 2010 fiscal year in accordance with the 2010 Saylor bonus plan. The 2010 Saylor bonus plan is based on the Company’s diluted earnings per share using graduated rates based on the Company’s achievement of specified levels of earnings, as was the case with Mr. Saylor’s bonus plan for the 2009 fiscal year. Since the Company’s diluted earnings per share in 2010 was significantly lower than in 2009, the bonus paid to Mr. Saylor for 2010 was significantly lower than the bonus paid to him in 2009, consistent with the design of the 2010 Saylor bonus plan and the Compensation Committee’s philosophy in establishing the 2010 Saylor bonus plan. The Compensation Committee did not exercise its discretion to award a cash bonus amount lower than the amount calculated using the formula set forth in the 2010 Saylor bonus plan since the amount derived from the formula was consistent with the Compensation Committee’s assessment of Mr. Saylor’s strong overall performance, the Company’s strong revenue growth, and progress with respect to the Company’s mobile business intelligence strategy.

Cash bonus awards were made to Mr. Zolfaghari in accordance with his 2010 bonus plan, as amended. Mr. Zolfaghari received an aggregate amount of $414,216 under this plan, which consisted of (i) $273,225 in quarterly bonus awards which constituted 0.50% of our core operating income for each quarter in 2010, and (ii) a $140,991 annual bonus award which constituted 0.75% of the increase in the annualized value of our maintenance contracts worldwide between the end of 2009 and the end of 2010. The bonuses paid to Mr. Zolfaghari were consistent with the design of the 2010 Zolfaghari bonus plan and the CEO’s philosophy in establishing the 2010 Zolfaghari bonus plan.

The following table sets forth the calculation of our core operating income for each quarter in 2010.

	Consolidated Operating Income		Non-Core Operating Income (Loss)		Core Operating Income
Fiscal quarter ended March 31, 2010:	$7,588,000	- $	($143,000)	=	$7,731,000
Fiscal quarter ended June 30, 2010:	$14,341,000	- $	($850,000)	=	$15,191,000
Fiscal quarter ended September 30, 2010:	$9,797,000	- $	($1,033,000)	=	$10,830,000
Fiscal quarter ended December 31, 2010:	$18,863,000	- $	($2,030,000)	=	$20,893,000

Total Core Operating Income for fiscal year 2010					$54,645,000

Multiplying our core operating income for each fiscal quarter in 2010 by 0.50% resulted in the following associated quarterly bonus awards payable pursuant to Mr. Zolfaghari’s 2010 bonus plan:

Quarter Ended	Quarterly Bonus Award
March 31, 2010	$38,655
June 30, 2010	$75,955
September 30, 2010	$54,150
December 31, 2010	$104,465

Total Quarterly Bonus Awards:	$273,225

The portion of Mr. Zolfaghari’s aggregate bonus attributable to the increase in annualized value of our maintenance contracts was determined by subtracting (i) $193,728,198, the annualized value of maintenance contracts in effect on December 31, 2009, from (ii) $212,527,059, the annualized value of maintenance contracts in effect on December 31, 2010, resulting in an increase in the annualized value of maintenance contracts of $18,798,861, and then multiplying this result by 0.75%, yielding a total bonus relating to the increase in the annualized value of maintenance contracts of $140,991.

The CEO used a subjective evaluation process, considering our overall performance and achievement of strategic objectives, as discussed earlier, in establishing discretionary bonus awards for Messrs. Bansal, Klein, Thede, and Bedell for 2010. For example, the CEO considered that in 2010 we achieved growth in total revenues, continued to show solid operating efficiencies and margins, and enhanced our global capacity by adding talented employees to support our increased customer base and the increasing levels of sophistication in our customers’ business intelligence needs and applications. The CEO also considered the contribution of each executive officer to our overall performance and achievement of strategic objectives. As a result of this subjective evaluation process, on February 24, 2011, the CEO determined a cash bonus award with respect to performance in 2010 of $450,000 to Mr. Bansal, $750,000 to Mr. Klein, $400,000 to Mr. Thede, and $450,000 to Mr. Bedell.

In April 2010, the CEO used our core operating income for 2009 and a subjective evaluation process in establishing fixed dollar bonus awards for Messrs. Bansal, Klein, Thede, Zolfaghari, and Bedell under the Performance Incentive Plan with respect to 2009. As part of this subjective evaluation process, the CEO considered motivation and retention objectives and individual performance in the context of general economic and industry conditions and Company performance in 2009, taking into account the scope of the executive’s responsibilities, his employment and compensation history with the Company, overall compensation arrangements and long-term potential to enhance stockholder value, as discussed earlier. As a result of this evaluation process, on April 11, 2010, the CEO granted a fixed dollar bonus award with respect to 2009 of $400,000 to Mr. Bansal, $550,000 to Mr. Klein, $350,000 to Mr. Thede, $550,000 to Mr. Zolfaghari and $425,000 to Mr. Bedell.

In March 2010, the Compensation Committee, acting upon the recommendation of the CEO, and based on the Committee’s subjective evaluation of the same set of factors considered by the CEO in determining the Performance Incentive Plan awards with respect to 2009, granted to Messrs. Bansal, Klein, Thede, Zolfaghari, and Bedell awards under the Performance Incentive Plan with respect to 2010. These awards provide for a bonus based on a percentage of our core operating income for 2010, and cumulatively represent approximately 3% of the Company’s core operating income for 2010. On March 29, 2011, the Compensation Committee determined the following bonus amounts pursuant to these 2010 Performance Incentive Plan awards for our current executive officers, based on our core operating income for 2010 of $54,645,000:

Executive Officer	Percentage of 2010 Core Operating Income	2010 Performance Incentive Plan Award Bonus Amount
Sanju K. Bansal	0.4848%	$264,918
Jonathan F. Klein	0.6667%	$364,318
Douglas K. Thede	0.4242%	$231,804
Jeffrey A. Bedell	0.5152%	$281,531

Each bonus award granted under the Performance Incentive Plan is subject to the three-year continuous employment requirement and other conditions of the Performance Incentive Plan described above. Mr. Zolfaghari departed the Company on January 14, 2011 and, accordingly, became ineligible to receive any amounts with respect to his awards under the Performance Incentive Plan.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

By the Compensation Committee of the Board of Directors of MicroStrategy Incorporated.

Carl J. Rickertsen

Jarrod M. Patten

Executive Officer Compensation

The compensation information set forth below relates to compensation paid by us to our chief executive officer, our chief financial officer, and our four other most highly compensated executive officers who were serving as executive officers as of December 31, 2010. We refer to these executives collectively as our executive officers.

Summary Compensation Table

The table below sets forth certain information concerning the compensation of the executive officers for the fiscal years ended December 31, 2010, December 31, 2009, and December 31, 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)		All Other Compen- sation ($)(2)	Total ($)
Michael J. Saylor	2010	875,000	—	—		1,932,000	(3)	1,167,553	3,974,553
Chairman of the Board, President and Chief Executive Officer	2009	875,000	—	—		3,354,000	(4)	484,773	4,713,773
	2008	787,500	—	—		1,359,704	(5)	548,868	2,696,072

Sanju K. Bansal	2010	400,000	450,000	—		—		8,579	858,579
Vice Chairman of the Board, Executive Vice President, and Chief Operating Officer	2009	325,000	425,000	—		—		5,141	755,141
	2008	291,667	405,000	—		—		61,068	757,735

Jonathan F. Klein	2010	550,000	750,000	—		—		25,872	1,325,872
Executive Vice President, Law & General Counsel	2009	400,000	800,000	32,381	(6)	—		5,658	1,238,039
	2008	383,333	620,000	—		—		8,312	1,011,645

Douglas K. Thede	2010	400,000	400,000	—		—		22,083	822,083
Executive Vice President, Finance & Chief Financial Officer	2009	268,106	350,000	21,588	(6)	—		8,608	648,302

Paul N. Zolfaghari	2010	450,000	—	—		414,216	(8)	8,394	872,610
Executive Vice President, Worldwide	2009	400,000	—	—		545,233	(9)	19,429	964,662
Sales & Operations (7)	2008	318,750	50,000	—		361,507	(10)	27,435	757,692

Jeffrey A. Bedell	2010	400,000	450,000	—		—		3,565	853,565
Executive Vice President, Technology & Chief Technology Officer	2009	350,000	425,000	—		—		3,290	778,290

(1)	Amounts shown represent the aggregate grant date fair value in respect of options to purchase shares of class A common stock of Angel.com Incorporated (“Angel.com”), a subsidiary of the Company, granted to the specified executive officers in 2009, calculated in accordance with FASB ASC Topic 718, “Compensation – Stock Compensation”. See Note 9, “Share-Based Compensation,” to the Company’s consolidated financial statements set forth in the Company’s Form 10-K for the year ended December 31, 2010, for the assumptions made in determining grant date fair values. These amounts reflect the aggregate grant date fair value for these options and are not intended to represent the value, if any, that is or will be actually realized by the individual.

(2)	All Other Compensation includes the value of perquisites and other personal benefits for the executive officer, employer 401(k) plan match, group term life insurance premiums, as well as “gross-ups” and other amounts reimbursed during the fiscal year for the payment of taxes, but does not include perquisites and other personal benefits for the executive officer if the total value of all perquisites and other personal benefits for such executive officer in a given fiscal year was less than $10,000.

For purposes of the amounts reported in this column:

•	“Sublease” refers to the subleases of office space by the Company to Aeromar Management Company, LLC (“Aeromar”) and Alcantara LLC (“Alcantara”), each of which is wholly owned by Mr. Saylor;

•

“Corporate Development Programs” refers to tickets to sporting, charity, dining, entertainment, or similar events as well as use of corporate suites, club memberships, or similar facilities that the Company may acquire;

•	“Company Vehicles” refers to the Company’s limousine, sedan, and related driving services;

•	“Alternative Car Services” refers to services of one or more drivers for vehicles other than a Company-owned vehicle;

•

“NetJets Aircraft” refers to the fractional interest that the Company has leased in a Gulfstream Aerospace 450 (the “G450”) through a fractional interest program operated by NetJets International, Inc. (“NetJets”). The fractional interest includes certain rights to use the G450 as well as other aircraft operated by NetJets;

•	“Club Dues” refers to club dues paid by the Company on behalf of executive officers;

•

“Entertainment Events” refers to parties, outings, or other similar entertainment events that we may hold, host, or otherwise arrange, for which our payment of the expenses of executive officers and their guests may be deemed compensation to executive officers;

•	“President’s Club” refers to an annual trip and related events for sales and service personnel who have met specified performance criteria; and

•

“Meeting Activities” refers to Board of Directors meetings and other related activities in various locations for which our payment of the expenses of executive officers and their guests may be deemed compensation to executive officers.

See “Compensation Discussion and Analysis” for further discussion of the benefits referred to in this footnote.

With respect to each item of All Other Compensation, we report the higher of (i) aggregate incremental cost, or (ii) compensation imputed to the executive officer for tax purposes. We generally calculate aggregate incremental cost to the Company by disregarding fixed costs that the Company has already incurred as a general matter but are necessary to provide the item, and aggregating only the variable costs that the Company incurs as a result of providing the item to the employee. The amounts shown for Alternative Car Services, Club Dues, Meeting Activities, and Employer 401K Plan Match reflect the aggregate incremental cost to the Company for such items, which is also the amount of compensation reported with respect to the executive officer for tax purposes.

•

With respect to the aggregate incremental cost of providing the Sublease, we have computed an amount based upon a pro rata allocation of office expenses such as supplies, communications, equipment, and related expenses based upon headcount and square footage utilized under the Sublease. We did not include any expense for furniture used from our pre-existing supply, office building rent that we incur regardless of whether we sublease the one office provided to Aeromar and the one office previously provided to Alcantara, the value of a parking space provided in our building that we are allocated regardless of whether we sublease an office to Aeromar or Alcantara, network infrastructure and other electronic resources that we make available in our building generally, or the administration fee that we incur generally regardless of whether we sublease an office to Aeromar or Alcantara.

•

In determining the aggregate incremental cost of providing personal use of Corporate Development Programs, we aggregated costs such as (x) additional event tickets purchased for the individual making personal use and his personal guests, and (y) a portion of the additional food service expenses incurred in connection with the use of such additional event tickets based on the percentage of such additional event tickets attributable to such individual’s personal use. We did not include any expense that the Company incurred to lease facilities, to purchase annual ticket subscriptions, or to provide standard food service for business entertainment that the Company subsequently made available for personal use.

•

With respect to the aggregate incremental cost of Mr. Saylor’s personal use of Company Vehicles, we included in the aggregate incremental cost calculation the entire annual cost to the Company of the related driving services, regardless of the fact that such vehicles are generally available for Company business use when not being used by Mr. Saylor. With respect to Mr. Saylor’s personal use of the sedan, we also treated the entire cost to the Company of the associated depreciation, insurance, property taxes, and satellite radio subscription as aggregate incremental cost. With respect to Mr. Saylor’s personal use of the limousine in 2009 and 2008, we also treated the entire cost to the Company of the associated depreciation, insurance, property taxes, and related costs as aggregate incremental cost. We did not treat such costs as aggregate incremental cost in 2010 as the fraction of the total use of the limousine represented by Mr. Saylor’s personal use of the limousine in 2010 was substantially less than in 2009 and 2008.

•

With respect to the NetJets Aircraft, we have determined that there is no aggregate incremental cost to the Company when personal guests of executive officers accompany executive officers on business flights. In determining the aggregate incremental cost of providing the NetJets Aircraft for personal use when the purpose of the flight is personal in nature, we aggregated costs such as the occupied hourly charge assessed by NetJets per hour of use, as well as any other variable costs associated with the particular flight for which NetJets charges the Company, including fuel surcharges, excise taxes, landing fees, international flight crew and passenger fees, domestic flight segment fees, and catering costs.

•

In determining the aggregate incremental cost of participation in President’s Club, we aggregated costs such as (x) the individual travel, accommodation, meal, and porterage expenses of each participant and his guest(s), (y) the stipend provided to the participant by the Company, and (z) a pro rata amount of the catering and other miscellaneous costs for President’s Club generally.

•

With respect to life insurance, we have determined that the aggregate incremental cost to the Company of providing the benefit is the premium paid by the Company in connection with the Company’s provision of group term life insurance to the applicable executive officer.

The following table shows the amounts of individual perquisites, other personal benefits, and certain other compensation that are reported in the aggregate as “All Other Compensation” in the Summary Compensation Table.

	All Other Compensation Table
		Perquisites and Other Personal Benefits									Additional All Other Compensation
Name	Year	Sublease ($) (a)	Company Vehicles ($) (b)	Alternative Car Services ($)	NetJets Aircraft ($) (c)	Club Dues ($) (d)	Corporate Development Programs ($) (e)	Entertain- ment Events ($)	President’s Club ($)	Meeting Activities ($)	Employer 401K plan Match ($)	Life Insurance ($) (f)	Tax Reimburs- ement ($) (g)
Michael J. Saylor	2010	12,593	124,794	86,700	553,271	2,185	18,333	—	9,710	9,834	3,000	360	346,773	(h)
	2009	12,087	125,615	57,800	—	2,114	50,123	—	12,965	18,514	3,000	240	202,315	(i)
	2008	15,522	128,995	38,944	—	2,027	76,722	26,699	17,923	17,541	—	240	224,255	(j)

Sanju K. Bansal	2010	N/A	*	*	*	*	*	*	*	*	3,000	360	5,219
	2009	N/A	*	*	*	*	*	*	*	*	3,000	240	1,901
	2008	N/A	—	—	—	—	5,244	26,699	—	3,215	—	240	25,670	(k)

Jonathan F. Klein	2010	N/A	—	—	5,906	940	790	—	—	5,285	3,000	240	9,711
	2009	N/A	*	*	*	*	*	*	*	*	3,000	240	2,418
	2008	N/A	*	*	*	*	*	*	*	*	—	240	8,072

Douglas K. Thede	2010	N/A	—	—	5,906	940	2,748	—	—	1,694	3,000	240	7,555
	2009	N/A	*	*	*	*	*	*	*	*	3,000	240	5,368

Paul N. Zolfaghari	2010	N/A	*	*	*	*	*	*	*	*	3,000	360	5,034
	2009	N/A	—	—	—	—	1,664	—	8,943	—	3,000	360	5,462
	2008	N/A	—	—	—	—	—	—	11,541	4,178	—	240	11,476	(l)

Jeffrey A. Bedell	2010	N/A	*	*	*	*	*	*	*	*	3,000	240	325
	2009	N/A	*	*	*	*	*	*	*	*	3,000	240	50

*	The appearance of an asterisk (*) in the All Other Compensation Table indicates that the total value of all perquisites and other personal benefits for the applicable executive officer in the applicable fiscal year was less than $10,000 and, therefore, the value, if any, of the applicable perquisite or other personal benefit is not reported.

(a)	The amounts reported in this column with respect to personal use of the Sublease reflect compensation imputed to Mr. Saylor for tax purposes. The aggregate incremental cost of providing the Sublease to Mr. Saylor in 2010, 2009, and 2008 was approximately $3,275, $2,863, and $3,020, respectively.

(b)	The amounts reported in this column with respect to personal use of the Company Vehicles in 2010 and 2009 reflect compensation imputed to Mr. Saylor for tax purposes. The aggregate incremental cost of providing personal use of the Company Vehicles to Mr. Saylor in 2010 and 2009 was approximately $115,141 and $120,775, respectively. The amount reported in this column with respect to personal use of the Company Vehicles in 2008 reflects the aggregate incremental cost of such personal use.

(c)	The amount reported in this column with respect to personal use of the NetJets Aircraft by Mr. Saylor reflects the aggregate incremental cost of his personal use of the NetJets Aircraft. The amounts reported in this column with respect to personal use of the NetJets Aircraft by Messrs. Klein and Thede reflect compensation imputed for tax purposes in accordance with a schedule published by the Internal Revenue Service, rather than aggregate incremental cost which was determined by the Company to be zero in each case.

(d)	The amounts reported in this column reflect Club Dues incurred by Messrs. Saylor, Klein, and Thede in the years indicated.

(e)	The amounts reported in this column with respect to personal use of the Corporate Development Programs by Messrs. Saylor, Bansal, Thede, and Zolfaghari reflect compensation imputed for tax purposes. The aggregate incremental cost of providing personal use of Corporate Development Programs: (i) to Mr. Saylor in 2010, 2009, and 2008 was approximately $13,391, $16,284, and $23,736, respectively; (ii) to Mr. Bansal in 2008 was approximately $720; (iii) to Mr. Thede in 2010 was approximately $754, and (iv) to Mr. Zolfaghari in 2009 was approximately $154. The amount reported in this column with respect to personal use of Corporate Development Programs by Mr. Klein reflects the aggregate incremental cost of such personal use.

(f)	The amounts reported in this column with respect to the provision of life insurance reflect the amounts that are reportable as income as determined pursuant to Section 79 of the Internal Revenue Code. The aggregate incremental cost of providing life insurance to Messrs. Saylor, Bansal, Klein, Thede, Zolfaghari, and Bedell is $150 per person.

(g)	The applicable perquisites to which the tax reimbursement amount applies are detailed in footnotes only where the tax reimbursement amount equals or exceeds $10,000 for an executive officer in a fiscal year.

(h)	Amount shown includes a cash payment of: (i) $9,194 in connection with the Sublease; (ii) $13,385 in connection with personal use of Corporate Development Programs; (iii) $91,113 in connection with personal use of Company Vehicles; (iv) $63,300 in connection with personal use of Alternative Car Services; (v) $155,576 in connection with personal use of the NetJets Aircraft; (vi) $7,025 in connection with participation in President’s Club; and (vii) $7,180 in connection with participation in Meeting Activities.

(i)	Amount shown includes a cash payment of: (i) $8,825 in connection with the Sublease; (ii) $36,595 in connection with personal use of Corporate Development Programs; (iii) $91,712 in connection with personal use of Company Vehicles; (iv) $42,200 in connection with personal use of Alternative Car Services; (v) $9,466 in connection with participation in President’s Club; and (vi) $13,517 in connection with participation in Meeting Activities.

(j)	Amount shown includes a cash payment of: (i) $11,333 in connection with the Sublease; (ii) $56,015 in connection with personal use of Corporate Development Programs; (iii) $83,088 in connection with personal use of Company Vehicles; (iv) $28,433 in connection with personal use of Alternative Car Services; (v) $19,493 in connection with Entertainment Events; (vi) $13,086 in connection with participation in President’s Club; and (vii) $12,807 in connection with participation in Meeting Activities.

(k)	Amount shown includes a cash payment of: (i) $3,829 in connection with personal use of Corporate Development Programs; (ii) $19,493 in connection with Entertainment Events; and (iii) $2,348 in connection with participation in Meeting Activities.

(l)	Amount shown includes a cash payment of: (i) $8,426 in connection with participation in President’s Club and (ii) $3,050 in connection with participation in Meeting Activities.

(3)	Amount shown represents the cash bonus amount awarded to Mr. Saylor pursuant to his bonus plan for 2010.

(4)	Amount shown represents the cash bonus amount awarded to Mr. Saylor pursuant to his bonus plan for 2009.

(5)	Amount shown represents the cash bonus amount awarded to Mr. Saylor pursuant to his bonus plan for 2008.

(6)	Amount shown relates to an option to purchase shares of class A common stock of Angel.com.

(7)	Mr. Zolfaghari departed from the Company on January 14, 2011.

(8)	Amount shown represents the cash bonus amount awarded to Mr. Zolfaghari pursuant to his bonus plan for 2010.

(9)	Amount shown represents the cash bonus amount awarded to Mr. Zolfaghari pursuant to his bonus plan for 2009.

(10)	Amount shown represents the aggregate cash bonus amount awarded to Mr. Zolfaghari pursuant to his initial bonus plan for 2008 and modified bonus plan for 2008.

Grants of Plan-Based Awards for 2010

The following table sets forth certain information concerning grants of plan-based awards to the executive officers for the fiscal year ended December 31, 2010:

Name	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
	Threshold ($)		Target ($)		Maximum ($)
Michael J. Saylor	(1)		3,354,000	(1)	4,800,000	(1)
Sanju K. Bansal	(2)		427,143	(2)	1,500,000	(2)
Jonathan F. Klein	(2)		587,409	(2)	1,500,000	(2)
Douglas K. Thede	(2)		373,750	(2)	1,500,000	(2)
Paul N. Zolfaghari	(2	)(3)	587,409	(2)(3)	1,500,000	(2)(3)
	(4)		545,233	(4)		(4)
Jeffrey A. Bedell	(2)		453,927	(2)	1,500,000	(2)

(1)	The Compensation Committee established the 2010 Saylor Bonus Plan based on a performance goal relating to the Company’s diluted earnings per share for fiscal year 2010, as discussed in “Compensation Discussion and Analysis.” The maximum bonus amount that could be awarded pursuant to this plan was $4,800,000. There were no threshold or target bonus amounts under the 2010 Saylor Bonus Plan. When target awards are not determinable, SEC rules require the disclosure of representative amounts based on the previous year’s performance. Accordingly, the amount in the “Target” column represents the award for which Mr. Saylor would have been eligible if the Company’s diluted earnings per share for fiscal year 2010 had been the same as the Company’s diluted earnings per share for fiscal year 2009. On March 7, 2011, the Compensation Committee awarded a cash bonus to Mr. Saylor in the amount of $1,932,000 (as set forth in the Summary Compensation Table above) with respect to his performance during fiscal year 2010 pursuant to the 2010 Saylor Bonus Plan. The cash bonus award was paid to Mr. Saylor in March 2010.

(2)	Item relates to an award granted by the Compensation Committee under the Company’s Performance Incentive Plan, pursuant to which the executive officer is eligible to receive a bonus amount based on a percentage of the Company’s Core Operating Income (income from operations before financing and other income and income taxes of the Company’s consolidated core business intelligence business unit as shown in our Consolidated Statements of Operations by business unit) for fiscal year 2010. The total amount paid under the Performance Incentive Plan to any individual participant may not exceed $1,500,000 in any fiscal year. There were no threshold or target bonus amounts with respect to the 2010 Performance Incentive Plan awards. When target awards are not determinable, SEC rules require the disclosure of representative amounts based on the previous year’s performance. Accordingly, the amount in the “Target” column represents the bonus for which the executive officer would have been eligible if the Company’s Core Operating Income for fiscal year 2010 had been the same as the Company’s Core Operating Income for fiscal year 2009. On March 29, 2011, the Compensation Committee determined that Messrs. Bansal, Klein, Thede, and Bedell were eligible to be paid bonuses with respect to such awards in the amounts of $264,918, $364,318, $231,804, and $281,531, respectively. Payment of such amounts will occur within 31 days after December 31, 2013, subject to the award recipient being continuously employed through December 31, 2013 and the other terms and conditions of the Performance Incentive Plan. The bonus amount payable to an award recipient may be reduced or recouped by the Company, in whole or in part, in the event the award administrator determines that the award recipient has engaged in fraud or misconduct. The award administrator may also reduce, in whole or in part, the bonus amount if the Company experiences a financial restatement and the bonus amount previously calculated is greater than it would be if such amount were determined based on the restated financial statement.

(3)	Mr. Zolfaghari departed from the Company on January 14, 2011 and, accordingly, became ineligible to receive any amounts with respect to his award under the Performance Incentive Plan.

(4)	The CEO established a bonus plan for Mr. Zolfaghari for 2010 based on specific, pre-established financial metrics, as discussed in “Compensation Discussion and Analysis.” There were no threshold, target, or maximum bonus amounts under Mr. Zolfaghari’s bonus plan for 2010. When target awards are not determinable, SEC rules require the disclosure of representative amounts based on the previous year’s performance. Accordingly, the amount in the “Target” column represents the award for which Mr. Zolfaghari would have been eligible if the Company’s core operating income and the growth in value of the Company’s worldwide maintenance contracts for fiscal year 2010 had been the same as the Company’s core operating income and the growth in value of the Company’s worldwide maintenance contracts for fiscal year 2009. Bonus award payments were made to Mr. Zolfaghari in quarterly increments during 2010 and early 2011 with respect to the Company’s core operating income for each quarter of fiscal year 2010 in the aggregate amount of $273,225, and one annual increment in 2011 with respect to growth in the value of the Company’s worldwide maintenance contracts in fiscal year 2010 in the amount of $140,991, for a total of $414,216 (as set forth in the Summary Compensation Table above) with respect to his performance during fiscal year 2010 pursuant to his bonus plan for 2010.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table sets forth information concerning unexercised options outstanding as of December 31, 2010 for each of the executive officers. Option awards relating to the class A common stock of Angel.com, a subsidiary of the Company, are designated in the table below by the term “ANGL”. Unless so designated, all option information set forth below relates to option awards relating to the class A common stock of the Company.

Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price per Share ($)	Option Expiration Date
	Exercisable	Unexercisable
Michael J. Saylor	393,146(1)	—		20.69	2/8/2013

Sanju K. Bansal	20,000(2)	—		20.69	2/8/2013

Jonathan F. Klein	34,872(3)	—		4.70	7/26/2012
	35,128(4)	—		20.69	2/8/2013
	—	82,500 (ANGL)	(5)	1.80	9/17/2019

Douglas K. Thede	—	55,000 (ANGL)	(6)	1.80	9/17/2019

Paul N. Zolfaghari	—	—		—	—

Jeffrey A. Bedell	1,610(7)	—		23.00	4/25/2012
	25,000(8)	—		4.70	7/26/2012
	50,000(9)	—		20.69	2/8/2013

(1)	The shares subject to this stock option vested as follows: (i) 65,146 on 02/28/2004; (ii) 82,000 on 02/28/2005; (iii) 82,000 on 02/08/2006; (iv) 82,000 on 02/08/2007; and (v) 82,000 on 02/08/2008.

(2)	The shares subject to this stock option vested on 02/08/2008.

(3)	The shares subject to this stock option vested as follows: (i) 17,372 on 07/26/2005; and (ii) 17,500 on 07/26/2006.

(4)	The shares subject to this stock option vested as follows: (i) 5,128 on 02/08/2005; (ii) 10,000 on 02/08/2006; (iii) 10,000 on 02/08/2007; and (iv) 10,000 on 02/08/2008.

(5)	The First Installment (as defined below) of the shares subject to this stock option vests on the first to occur of: (i) an initial public offering of the common stock of Angel.com; (ii) a change in control over Angel.com; (iii) a sale of all or substantially all of the assets of Angel.com (other than to an affiliate of MicroStrategy or Michael J. Saylor) (the “Initial Vesting Date”). Assuming that the Initial Vesting Date occurs, to the extent any portion of this stock option does not vest on that date, then 16,500 shares vest on each July 1 that follows the Initial Vesting Date until such option is fully vested. The First Installment for purposes of this stock option means: (i) 33,000 shares if the Initial Vesting Date occurs on or after July 1, 2010 but before July 1, 2011; (ii) 49,500 shares if the Initial Vesting Date occurs on or after July 1, 2011 but before July 1, 2012; (iii) 66,000 shares if the Initial Vesting Date occurs on or after July 1, 2012 but before July 1, 2013; and (iv) 82,500 shares if the Initial Vesting Date occurs on or after July 1, 2013.

(6)	The First Installment (as defined below) of the shares subject to this stock option vests on the first to occur of: (i) an initial public offering of the common stock of Angel.com; (ii) a change in control over Angel.com; (iii) a sale of all or substantially all of the assets of Angel.com (other than to an affiliate of MicroStrategy or Michael J. Saylor) (the “Initial Vesting Date”). Assuming that the Initial Vesting Date occurs, to the extent any portion of this stock option does not vest on that date, then 11,000 shares vest on each July 1 that follows the Initial Vesting Date until such option is fully vested. The First Installment for purposes of this stock option means: (i) 22,000 shares if the Initial Vesting Date occurs on or after July 1, 2010 but before July 1, 2011; (ii) 33,000 shares if the Initial Vesting Date occurs on or after July 1, 2011 but before July 1, 2012; (iii) 44,000 shares if the Initial Vesting Date occurs on or after July 1, 2012 but before July 1, 2013; and (iv) 55,000 shares if the Initial Vesting Date occurs on or after July 1, 2013.

(7)	The shares subject to this stock option vested as follows: (i) 81 on 04/25/2002; (ii) 80 on 06/30/2002; (iii) 81 on 09/30/2002; (iv) 80 on 12/31/2002; (v) 81 on 03/31/2003; (vi) 80 on 06/30/2003; (vii) 81 on 09/30/2003; (viii) 80 on 12/31/2003; (ix) 81 on 03/31/2004; (x) 80 on 06/30/2004; (xi) 81 on 09/30/2004; (xii) 80 on 12/31/2004; (xiii) 81 on 03/31/2005; (xiv) 80 on 06/30/2005; (xv) 81 on 09/30/2005; (xvi) 80 on 12/31/2005; (xvii) 80 on 03/31/2006; (xviii) 81 on 06/30/2006; (xix) 80 on 09/30/2006; and (xx) 81 on 12/31/2006.

(8)	The shares subject to this stock option vested in two equal annual installments beginning on 07/26/2005.

(9)	The shares subject to this stock option vested in five equal annual installments beginning on 02/08/2004.

Option Exercises in 2010

The following table sets forth information concerning the number of shares acquired and the value realized on exercise of stock options during the fiscal year ended December 31, 2010 by each of the executive officers.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Michael J. Saylor	—	—
Sanju K. Bansal	—	—
Jonathan F. Klein	3,807	263,532
Douglas K. Thede	—	—
Paul N. Zolfaghari	—	—
Jeffrey A. Bedell	25,000	1,599,125

(1)	This amount represents the difference between the exercise price and the closing price of our class A common stock on the date of exercise. This amount may not represent the value that is actually realized by the executive officer upon sale of underlying shares due to differences between the closing price of our class A common stock on the date of exercise and the price or prices at which an individual may have sold the shares he received following exercise.

Director Compensation

Each non-employee or “outside” director receives a fee of $18,000 for each quarterly meeting of the Board of Directors that the outside director attends in person. An outside director may be paid a quarterly board meeting fee for attending a quarterly board meeting via telephonic conference call if the outside director has good reason for the outside director’s failure to attend such meeting in person as determined by the Chairman of the Board, but such payment is limited to one occurrence in any given fiscal year. Each outside director who is a member of the Audit Committee also receives a fee of $7,200 for each quarterly meeting of such committee that the outside director attends in person. Each outside director who is a member of the Compensation Committee also receives a fee of $3,600, which is paid quarterly, provided that, in order to be eligible to receive the fee with respect to a fiscal quarter, the outside director must have served on the Compensation Committee on the last day of such fiscal quarter. Each outside director may receive fees of up to $12,000 in any fiscal quarter for additional services delegated by the Board of Directors to such outside director in the outside director’s capacity as a member of the Audit Committee, the Compensation Committee, the Board of Directors, or any other committees of the Board of Directors, provided that any such fee paid with respect to a particular service must be approved by the Board of Directors following the completion of such service by the outside director.

Each outside director is reimbursed for all reasonable out-of-pocket expenses incurred by him or her in attending meetings of the Board of Directors and any committee thereof and otherwise in performing his or her duties as an outside director, subject to compliance with our standard documentation policies regarding reimbursement of business expenses. From time to time, the Board of Directors may hold meetings and other related activities in various locations (“Meeting Activities”) for which our payment of the expenses of outside directors and their guests may be deemed compensation to outside directors. In addition, we may hold, host, or otherwise arrange parties, outings, or other similar entertainment events (“Entertainment Events”) for which our payment of the expenses of outside directors and their guests may be deemed compensation to outside directors. We may also request that outside directors participate in conferences, symposia, and other similar events or activities relating to our business (“Company-Sponsored Activities”) for which our payment of the expenses of outside directors and their guests may be deemed compensation to outside directors.

We also make the following available, from time to time, for personal use by members of the Board of Directors of the Company, our executive officers, and other employees of the Company and its subsidiaries: tickets to sporting, charity, dining, entertainment, or similar events as well as use of corporate suites, club memberships, or similar facilities that the Company may acquire (“Corporate Development Programs”); Company-owned vehicles and related driving services (“Company Vehicles”); the services of one or more drivers for vehicles other than Company-owned vehicles (“Alternative Car Services”); and the fractional interest that the Company has leased in a Gulfstream Aerospace 450 (the “G450”) through a fractional interest program operated by NetJets International, Inc. (“NetJets”), which fractional interest includes certain rights to use the G450 as well as other aircraft operated by NetJets (the “NetJets Aircraft”). To the extent that participation in Meeting Activities, Entertainment Events, or Company-Sponsored Activities or personal use of Corporate Development Programs, Company Vehicles, Alternative Car Services, or the NetJets Aircraft is deemed compensation to a director, we pay to (or withhold and pay to the appropriate taxing authority on behalf of) such director a “tax gross-up” in cash, which would approximate the amount of the director’s federal and state income and payroll taxes on the taxable income associated with such participation or personal use plus federal and state income and payroll taxes on the taxes that the director may incur as a result of the payment of taxes by us, subject to the aggregate amount limitations described above in “Compensation Discussion and Analysis”, if applicable.

The following table sets forth information concerning the compensation of each of our non-employee directors for the fiscal year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($) (1)	Total ($)
Matthew W. Calkins	100,800	—	100,800
Robert H. Epstein	72,000	33,392 (2)	105,392
David W. LaRue	100,800	—	100,800
Jarrod M. Patten	115,200	—	115,200
Carl J. Rickertsen	86,400	767	87,167
Thomas P. Spahr	72,000	1,797	73,797

(1)	All Other Compensation includes the value of perquisites and other personal benefits for the director, as well as “gross-ups” and other amounts reimbursed during the fiscal year for the payment of taxes, but does not include perquisites and other personal benefits for the director if the total value of all perquisites and other personal benefits for such director in a given fiscal year was less than $10,000. To determine the value of each individual perquisite or benefit, we use the higher of (i) aggregate incremental cost or (ii) compensation imputed to the director for tax purposes. For the fiscal year ended December 31, 2010, the total value of all perquisites and other personal benefits for each director, other than Mr. Epstein, was less than $10,000, and accordingly, the figures shown in this column, except with respect to Mr. Epstein, represent only amounts reimbursed to the applicable director for the fiscal year for the payment of taxes.

(2)	Amount shown for Mr. Epstein includes (i) $3,457, which represents the aggregate incremental cost of Mr. Epstein’s participation in Meeting Activities; (ii) a cash payment of $6,164 for reimbursement of taxes incurred in connection with Mr. Epstein’s participation in Meeting Activities; (iii) $5,010, which represents compensation imputed to Mr. Epstein in connection with his participation in Entertainment Events; (iv) a cash payment of $8,933 for reimbursement of taxes incurred in connection with Mr. Epstein’s participation in Entertainment Events; (v) $578, which represents the aggregate incremental cost of Mr. Epstein’s participation in Company-Sponsored Activities; (vi) a cash payment of $1,031 for reimbursement of taxes incurred in connection with Mr. Epstein’s participation in Company-Sponsored Activities; (vii) $2,953, which represents compensation imputed to Mr. Epstein in connection with Mr. Epstein’s personal use of NetJets Aircraft; and (viii) a cash payment of $5,266 for reimbursement of taxes incurred in connection with Mr. Epstein’s personal use of NetJets Aircraft. The aggregate incremental cost of Mr. Epstein’s participation in Entertainment Events was $4,717. There was no aggregate incremental cost of Mr. Epstein’s personal use of the NetJets Aircraft.

Equity Compensation Plan Information

The following table provides information about the class A common stock of the Company authorized for issuance under our equity compensation plans as of December 31, 2010:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (#)
Equity compensation plans approved by stockholders (1)	672,881	22.42	— (2)
Equity compensation plans not approved by stockholders	—	—	—

Total	672,881	22.42	— (2)

(1)	Includes our 1996 Stock Plan (“1996 Plan”), 1997 Stock Option Plan for French Employees (“French Plan”), 1997 Director Option Plan (“1997 Director Plan”), and Second Amended and Restated 1999 Stock Option Plan (“1999 Plan”).

(2)	We are no longer authorized to issue options under our 1996 Plan, French Plan, 1997 Director Plan, or 1999 Plan.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors acts under a written charter most recently amended and restated on July 30, 2010. Each member of the Audit Committee meets the Nasdaq Marketplace Rule definition of “independent” for audit committee purposes, as well as the independence requirements of Rule 10A-3 under the Securities Exchange Act.

The Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2010 and discussed these financial statements with the Company’s management. Management has the primary responsibility for the Company’s financial statements and the reporting process, including the system of internal controls. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report on those financial statements. The Audit Committee is responsible for monitoring and overseeing these processes. As appropriate, the Audit Committee reviews and evaluates, and discusses with the Company’s management, internal accounting, financial and auditing personnel and the independent registered public accounting firm, the following, among other things:

•	the plan for, and the independent registered public accounting firm’s report on, each audit of the Company’s financial statements;

•	the Company’s financial disclosure documents, including all financial statements and reports filed with the SEC or sent to stockholders;

•	changes in the Company’s accounting practices, principles, controls, or methodologies;

•	management’s selection, application, and disclosure of critical accounting policies;

•	significant developments or changes in accounting rules applicable to the Company; and

•	the adequacy of the Company’s internal controls and accounting, financial, and auditing personnel.

Through periodic meetings during the fiscal year ended December 31, 2010 and the first quarter of 2011, the Audit Committee discussed the following significant items with management and Grant Thornton:

•	significant revenue contracts;

•	significant and complex transactions;

•	significant accounting and reporting issues and policies;

•	quarterly business results and financial statements; and

•	legal claims and other loss contingencies.

During the fiscal year ended December 31, 2010 and the first quarter of 2011, the Audit Committee performed the following, among other, functions:

•	selected Grant Thornton as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

•	monitored the annual independent audit by Grant Thornton for the fiscal year ended December 31, 2010;

•	pre-approved all audit and permitted non-audit services to be provided to the Company by Grant Thornton;

•	reviewed the Company’s risk assessment and management procedures, including the Company’s enterprise risk management policies, practices, and procedures;

•	oversaw the Company’s internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•

reviewed and considered whether to approve any related party transactions with any director or executive officer of the Company and any related person transactions pursuant to the Company’s Related Person Transactions Policy; and

•

reviewed quarterly reports as required by the Company’s Board of Directors regarding significant revenue contracts requiring advance approval from the Audit Committee, litigation and regulatory matters, and the status of internal controls and procedures.

During the fiscal year ended December 31, 2010, the Audit Committee also met in separate executive sessions with Grant Thornton, the Company’s Chief Executive Officer, Chief Financial Officer, Vice President, Risk Management, Vice President, Worldwide Revenue Recognition, and Vice President, Internal Audit.

Management represented to the Audit Committee that the Company’s financial statements relating to the fiscal year ended December 31, 2010 had been prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee also reviewed and discussed with Grant Thornton the audited financial statements and the matters required by Statement on Auditing Standards 114 (The Auditor’s Communication With Those Charged with Governance), as amended. SAS 114 requires the Company’s independent registered public accounting firm to discuss with the Company’s Audit Committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•

the process used by management in formulating particularly sensitive accounting estimates and the basis for the independent registered public accounting firm’s conclusions regarding the reasonableness of those estimates; and

•

disagreements, if any, with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements (there were no such disagreements).

Grant Thornton also provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the Audit Committee concerning independence. Accordingly, the Audit Committee discussed with Grant Thornton its independence from the Company.

Based on its discussions with management and Grant Thornton, as well as its review of the representations and information provided by management and Grant Thornton, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

By the Audit Committee of the Board of Directors of MicroStrategy Incorporated.

David W. LaRue

Matthew W. Calkins

Jarrod M. Patten

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking stockholders to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement, which disclosure includes the “Compensation Discussion and Analysis” and the “Executive Officer Compensation” sections of this proxy statement as they relate to our named executive officers, pursuant to rules promulgated by the Securities and Exchange Commission. This Proposal 2, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our executive compensation programs.

As described in detail above in the section entitled “Compensation Discussion and Analysis,” our executive compensation programs are designed to recognize, reward, and provide incentives for exceptional individual performance, superior financial and operating results, and effective leadership. The goal of our compensation programs for our named executive officers is to create long-term value for our stockholders by aligning our named executive officers’ interests with those of our stockholders and encouraging both the performance and retention of our named executive officers. Please read the “Compensation Discussion and Analysis” and “Executive Officer Compensation” sections for additional details about our executive compensation programs, including information about the compensation of our named executive officers with respect to the fiscal year ended December 31, 2010.

We recommend that you vote “FOR” the following resolution at the Annual Meeting:

RESOLVED: That the compensation of the company’s named executive officers as disclosed in the company’s proxy statement for the 2011 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby approved.

Since a vote on this Proposal 2 is an advisory vote, the outcome of this vote is not binding. However, our Compensation Committee and Chief Executive Officer, who are responsible for designing and administering our executive compensation programs, value the opinions of our stockholders on this Proposal 2 and will consider the outcome of the vote on this Proposal 2 when making future compensation decisions for named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF

FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES

As described in Proposal 2 above, we are asking our stockholders to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to rules promulgated by the Securities and Exchange Commission. In this Proposal 3, we are asking our stockholders to cast a non-binding, advisory vote regarding the frequency of future executive compensation advisory votes. Stockholders may vote in favor of holding an executive compensation advisory vote every three years, every two years, or every year, or may abstain from voting.

After careful consideration, the Board of Directors recommends that an executive compensation advisory vote be held once every three years. The Board of Directors believes that a triennial executive compensation advisory vote will allow our stockholders to consider executive compensation in relation to the long-term performance of the Company, and will give our Board of Directors sufficient time to engage with stockholders to better understand their views about executive compensation and respond more effectively to their concerns. For example, holding executive compensation advisory votes every year or every two years may not allow stockholders sufficient time to evaluate the effect of any changes we may make to executive compensation from time to time.

The Board of Directors will take into consideration the outcome of this vote in making a determination about the frequency of future executive compensation advisory votes. However, because this vote is advisory and non-binding, the Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold the advisory vote to approve executive compensation more or less frequently than the frequency approved by our stockholders. In the future, we will propose an advisory vote on the frequency of executive compensation advisory votes at least once every six years.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR HOLDING FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES ONCE EVERY “3 YEARS”.

PROPOSAL 4

RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011

Selection of Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2011

The Audit Committee has selected, and the Board of Directors has ratified the Audit Committee’s selection of, the firm of Grant Thornton as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. Although stockholder approval of the selection of Grant Thornton is not required by law, the Company believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Audit Committee may reconsider its selection of Grant Thornton.

Representatives of Grant Thornton are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF GRANT THORNTON.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Fees and Services

Aggregate fees for professional services rendered by Grant Thornton to us for work performed during and related to the fiscal years ended December 31, 2010 and 2009 are summarized in the table below.

Fee Category	2010 ($)	2009 ($)
Audit Fees	1,478,329	1,382,796
Audit-Related Fees	20,000	21,267
Tax Fees	2,844	—
All Other Fees	—	—

Total Fees	1,501,173	1,404,063

Audit Fees for the years ended December 31, 2010 and 2009 were for professional services rendered for the audits of our consolidated financial statements and statutory and subsidiary audits, services related to Sarbanes-Oxley Act compliance, and assistance with review of documents filed with the SEC.

Audit-Related Fees for the years ended December 31, 2010 and 2009 were for assurance and related services, employee benefit plan audits, accounting consultations, and consultations concerning financial and accounting and reporting standards.

Tax Fees for the year ended December 31, 2010 were for international payroll tax consultations.

Audit Committee Pre-Approval Policies and Procedures

During the fiscal years ended December 31, 2010 and 2009, the Audit Committee pre-approved all services (audit and non-audit) provided to MicroStrategy by our independent registered public accounting firm. In situations where a matter cannot wait until a full Audit Committee meeting, the Chairman of the Audit

Committee has authority to consider and, if appropriate, approve audit and non-audit services. Any decision by the Chairman of the Audit Committee to pre-approve services must be presented to the full Audit Committee at its next scheduled quarterly meeting. The Audit Committee requires us to make required disclosure in our SEC periodic reports relating to the approval by the Audit Committee of audit and non-audit services to be performed by the independent registered public accounting firm and the fees paid by us for such services. All fees related to services performed by Grant Thornton during the fiscal years ended December 31, 2010 and 2009 were approved by the Audit Committee.

OTHER MATTERS

The Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone and personal interviews, and we reserve the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians, and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, we will reimburse them for their out-of-pocket expenses in this regard.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of either document to any stockholder upon request submitted in writing to us at the following address: MicroStrategy Incorporated, 1850 Towers Crescent Plaza, Vienna, Virginia 22182, Attention: Investor Relations, or by calling 703-848-8600. Any stockholder who wants to receive separate copies of the annual report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder, or contact us at the above address and phone number.

Stockholder Proposals

Proposals of stockholders intended to be presented at the 2012 Annual Meeting of Stockholders, including director nominations described above under the caption “Director Candidates,” must be received by us at our principal offices, 1850 Towers Crescent Plaza, Vienna, Virginia 22182 by December 21, 2011 for inclusion in the proxy materials for the 2012 Annual Meeting of Stockholders. MicroStrategy suggests that proponents submit their proposals by certified mail, return receipt requested, addressed to the Secretary of the Company.

If a stockholder wishes to present a proposal before the 2012 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, such stockholder must also give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice by March 5, 2012, and if a stockholder fails to provide such timely notice of a proposal to be presented at the 2012 Annual Meeting of Stockholders, the proxies designated by the Board of Directors will have discretionary authority to vote on any such proposal.

By Order of the Board of Directors,

Sanju K. Bansal
Vice Chairman, Executive Vice President,
Chief Operating Officer and Secretary

April 8, 2011

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN IF THEY HAVE SENT IN THEIR PROXIES.

PROXY

MICROSTRATEGY INCORPORATED

Proxy for the Annual Meeting of Stockholders to be held on Monday, May 9, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, revoking all prior proxies, hereby appoint(s) Michael J. Saylor, Jonathan F. Klein, and Douglas K. Thede, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of stock of MicroStrategy Incorporated (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at MicroStrategy’s offices, 1850 Towers Crescent Plaza, Vienna, Virginia 22182, on Monday, May 9, 2011 at 10:00 a.m., local time, and at any adjournment thereof (the “Meeting”).

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted “FOR” Proposals 1, 2 and 4 and for “3 YEARS” with respect to Proposal 3. This proxy may be revoked by the undersigned at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Meeting.

(Continued and to be signed on the reverse side)

Annual Meeting of Stockholders of

MICROSTRATEGY INCORPORATED

May 9, 2011

Please fill in, date, sign, and mail your proxy card in the

enclosed postage-paid return envelope as soon as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

1.	To elect the following eight (8) directors for the next year.

NOMINEES:

¡	Michael J. Saylor

¡	Sanju K. Bansal

¡	Matthew W. Calkins

¡	Robert H. Epstein

¡	David W. LaRue

¡	Jarrod M. Patten

¡	Carl J. Rickertsen

¡	Thomas P. Spahr

[    ] FOR ALL NOMINEES

[    ] WITHHOLD AUTHORITY FOR ALL NOMINEES

[    ] FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: —

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2011 Annual Meeting.

For            Against             Abstain

[    ]             [     ]                 [    ]

3.	To approve, on an advisory basis, holding future executive compensation advisory votes every three years, every two years, or every year.

3 Years            2 Years            1 Year            Abstain

[    ]                    [    ]                   [    ]                [    ]

4.	To ratify the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

For            Against             Abstain

[    ]             [     ]                 [    ]

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. [    ]

Signature of Stockholder                                          Date:

Signature of Stockholder                                          Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.